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                                                                   EXHIBIT 10.12

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                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       of

                         ALASKA NATIVE WIRELESS, L.L.C.

                                      among

                        AT&T WIRELESS PCS INTERESTS, LLC,

                          AT&T WIRELESS SERVICES, INC.,

                   COUNCIL TREE ALASKA NATIVE WIRELESS, L.L.C.

                                       and

                          THE OTHER SIGNATORIES HERETO

                          Dated as of February 8, 2001

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                                TABLE OF CONTENTS
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ARTICLE 1 DEFINITIONS AND ORGANIZATION...................................................................2

         Section 1.1.        Definitions.................................................................2
         Section 1.2.        Formation..................................................................15
         Section 1.3.        Name.......................................................................15
         Section 1.4.        Principal Place of Business................................................16
         Section 1.5.        Registered Office; Registered Agent........................................16
         Section 1.6.        Term.......................................................................16
         Section 1.7.        Purpose and Powers.........................................................16
         Section 1.8.        Filings....................................................................16
         Section 1.9.        Sole Agreement.............................................................16

ARTICLE 2 CAPITALIZATION................................................................................16

         Section 2.1.        Capital Accounts...........................................................16
         Section 2.2.        Capital Contributions......................................................18
         Section 2.3.        No Withdrawals.............................................................20
         Section 2.4.        No Interest................................................................21

ARTICLE 3 DISTRIBUTIONS.................................................................................21

         Section 3.1.        Non-Liquidating Distributions..............................................21
         Section 3.2.        Liquidating Distributions..................................................21

ARTICLE 4 ALLOCATIONS...................................................................................21

         Section 4.1.        Profits....................................................................21
         Section 4.2.        Losses.....................................................................21
         Section 4.3.        Special Allocations........................................................22
         Section 4.4.        Curative Allocations.......................................................23
         Section 4.5.        Special Allocations in the Event of Company Audit Adjustments..............23
         Section 4.6.        Allocation of Credits......................................................24
         Section 4.7.        Tax Allocations............................................................25
         Section 4.8.        Change in Members' Interests...............................................25

ARTICLE 5 ACCOUNTING AND RECORDS........................................................................25

         Section 5.1.        Fiscal Year................................................................25
         Section 5.2.        Method of Accounting.......................................................25
         Section 5.3.        Books and Records; Inspection..............................................26
         Section 5.4.        Financial Statements.......................................................26
         Section 5.5.        Taxation...................................................................26

ARTICLE 6 MANAGEMENT....................................................................................30

         Section 6.1.        Manager....................................................................30
         Section 6.2.        Removal of Manager.........................................................30
         Section 6.3.        Supermajority Approval Rights..............................................31
         Section 6.4.        Business Plans and Budgets.................................................31
         Section 6.5.        Provisions Relating to Additional Members..................................32
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ARTICLE 7 TRANSFER RESTRICTIONS.........................................................................32

         Section 7.1.        Restrictions...............................................................32
         Section 7.2.        Exceptions.................................................................33
         Section 7.3.        Right of First Refusal.....................................................34
         Section 7.4.        Tag-Along Right............................................................36
         Section 7.5.        Substituted Members........................................................36
         Section 7.6.        Invalid Transfers Void.....................................................37
         Section 7.7.        Determination of Fair Market Value.........................................37
         Section 7.8.        Acceptance of Prior Acts...................................................37

ARTICLE 8 OFFER TO SELL LICENSES........................................................................38

         Section 8.1.        Offer to Sell..............................................................38
         Section 8.2.        Purchase Price.............................................................38
         Section 8.3.        Closing....................................................................39
         Section 8.4.        Distribution to Members....................................................39

ARTICLE 9 PUT RIGHT.....................................................................................39

         Section 9.1.        Put Right..................................................................39
         Section 9.2.        Put Exercise...............................................................40
         Section 9.3.        Put Price..................................................................40
         Section 9.4.        Put Closing................................................................41
         Section 9.5.        Payment....................................................................41
         Section 9.6.        Allocation of Bidding Credits..............................................43
         Section 9.7.        New LLC....................................................................44
         Section 9.8.        Terminated Auction Purchase................................................44

ARTICLE 10 REGISTRATION RIGHT...........................................................................46

         Section 10.1.       Registration Right.........................................................46
         Section 10.2.       Right to Purchase - Preliminary Range......................................46
         Section 10.3.       Right to Purchase - IPO Price..............................................46
         Section 10.4.       Right to Defer the Offering................................................47
         Section 10.5.       Registration Expenses......................................................47
         Section 10.6.       Registration Procedures....................................................47

ARTICLE 11 OTHER AGREEMENTS.............................................................................50

         Section 11.1.       Exclusivity................................................................50
         Section 11.2.       Confidentiality............................................................51
         Section 11.3.       Arbitration................................................................52

ARTICLE 12 REPRESENTATIONS AND COVENANTS................................................................53

         Section 12.1.       Representations of the Members.............................................53
         Section 12.2.       Covenants of the Members...................................................54
         Section 12.3.       Representations and Covenants of Members Other Than AWS....................55
         Section 12.4.       Termination by AWS.........................................................55

ARTICLE 13 EXCULPATION AND INDEMNIFICATION..............................................................56

         Section 13.1.       No Personal Liability......................................................56
         Section 13.2.       Indemnification by Company.................................................57
         Section 13.3.       Notice and Defense of Claims...............................................57
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ARTICLE 14 DISSOLUTION AND TERMINATION..................................................................58

         Section 14.1.       No Withdrawal..............................................................58
         Section 14.2.       Dissolution................................................................59
         Section 14.3.       Procedures Upon Dissolution................................................59
         Section 14.4.       Deficit Capital Accounts...................................................60
         Section 14.5.       Termination................................................................60

ARTICLE 15 MISCELLANEOUS................................................................................60

         Section 15.1.       Entire Agreement...........................................................60
         Section 15.2.       Amendment; Waiver..........................................................60
         Section 15.3.       Successors and Assigns.....................................................61
         Section 15.4.       No Third Party Beneficiaries...............................................61
         Section 15.5.       Disposition of Interests...................................................61
         Section 15.6.       Survival of Rights and Duties..............................................61
         Section 15.7.       Governing Law..............................................................62
         Section 15.8.       Specific Performance.......................................................62
         Section 15.9.       Remedies Cumulative........................................................62
         Section 15.10.      Further Assurances.........................................................62
         Section 15.11.      Expenses...................................................................62
         Section 15.12.      Notices....................................................................63
         Section 15.13.      Severability...............................................................64
         Section 15.14.      Reformation................................................................64
         Section 15.15.      Independent Contractors....................................................65
         Section 15.16.      No Right to Partition......................................................65
         Section 15.17.      Waiver of Immunity.........................................................65
         Section 15.18.      Construction...............................................................65
         Section 15.19.      Counterparts...............................................................65
         Section 15.20.      Headings...................................................................66
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
                              AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

         AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT, dated as of February 8, 2001, among AT&T Wireless PCS Interests, LLC, a Delaware limited liability company ("AWS Sub"), AT&T Wireless Services, Inc., a Delaware corporation ("AWS"), Council Tree Alaska Native Wireless, L.L.C., a Delaware limited liability company ("CTC"), and Alaska Native Wireless, L.L.C., a Delaware limited liability company (the "Company"). This Agreement is also being executed and delivered by Edge Wireless Ventures, LLC, an Oregon limited liability company ("Edge"), which will become a Member if and when it makes make a capital contribution to the Company pursuant to Section 2.2(c).

         WHEREAS, the Federal Communications Commission (the "FCC") has conducted an auction of licenses to provide broadband personal communications services ("PCS") using spectrum in the broadband PCS C block (1895-1910 MHz/1975-1990 MHz) and the broadband PCS F block (1890-1895 MHz/1970-1975 MHz) in various Basic Trading Areas in the United States, which auction was designated by the FCC as Auction Number 35 (the "Auction");

         WHEREAS, Congress has directed the FCC to promote economic opportunity and competition by disseminating licenses among a wide variety of applicants, including small businesses and businesses owned by members of minority groups, and to ensure that small businesses and businesses owned by members of minority groups are given the opportunity to participate in the provision of spectrum-based services;

         WHEREAS, the FCC has undertaken to foster the provision of telecommunications services by and to Native Americans, particularly on Native American tribal lands where telecommunications services subscribership is frequently below national standards;

         WHEREAS, CTC includes a consortium of Alaska Native Regional Corporations comprised of more than 40,000 Alaska Native shareholders, which consortium desires to participate in the provision of spectrum-based services to secure economic opportunity for its shareholders, to develop telecommunications industry expertise for and on behalf of its shareholders, and to promote the delivery of telecommunications services to Native American tribal lands;

         WHEREAS, in pursuit of these goals, CTC desires to participate in the Auction in partnership with a recognized telecommunications industry leader;

         WHEREAS, AWS desires to work with CTC in pursuit of these goals;

         WHEREAS, CTC and AWS Sub have entered into a Limited Liability Company Agreement, dated as of November 3, 2000 (the "Initial LLC Agreement"), relating to the Company;

         WHEREAS, CTC and AWS Sub wish to amend and restate the Initial LLC Agreement in its entirety as hereinafter set forth;

         WHEREAS, the Members wish AWS (and AWS is willing) to become a party to this Agreement in order to evidence its agreement to perform its obligations hereunder;

         NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, it is hereby agreed, and the Initial LLC Agreement is hereby amended and restated in its entirety, as follows:

                                   ARTICLE 1

                          DEFINITIONS AND ORGANIZATION

         Section 1.1. Definitions

         Capitalized terms used in this Agreement without other definition shall, unless expressly stated otherwise, have the meanings specified in this
Section 1.1.

         "Act" means the Delaware Limited Liability Company Act, as amended from time to time.

         "Additional Members" means, collectively, Edge, if it makes a capital contribution to the Company pursuant to Section 2.2(c), and its successors and Permitted Transferees.

         "Adjusted Bidding Credits" means the excess of (i) the aggregate amount of Bidding Credits over (ii) the aggregate amount of Bidding Credits, if any, that are forfeited by the Company pursuant to applicable FCC Rules as a result of any action or omission of CTC in its capacity as Manager or otherwise. Any dispute over the cause of any such forfeiture shall be submitted to arbitration in accordance with Section 11.3. If the arbitrators determine that both CTC and AWS Sub are at fault with respect to any such forfeiture, the CTC Portion of the Adjusted Bidding Credits shall, notwithstanding the allocation set forth in
Schedule 1, be modified by the arbitrators to reflect the relative fault of CTC and AWS Sub.

         "Adjusted Capital Account Deficit" means, with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant fiscal year, after giving effect to the following adjustments:

                  (i) such Capital Account shall be deemed to be increased by any amounts which such Member is obligated to restore to the Company (pursuant to this Agreement or otherwise) or is deemed to be obligated to restore pursuant to the second to last sentence of Treasury Reg.Sections 1.704-2(g)(1) and 1.704-2(i)(5) (relating to allocations attributable to nonrecourse debt); and

                  (ii) such Capital Account shall be deemed to be decreased by the items described in Treasury
         Reg.Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Reg. Section
1.704-1(b)(2)(ii)(d) and shall be interpreted and applied consistently therewith.

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         "Affiliate" means, with respect to any Person, any other Person that, either directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person; provided, that the Members shall be deemed not to be Affiliates of the Company for purposes of this Agreement.

         "Agents" is defined in Section 11.2.

         "Agreement" means this Limited Liability Company Agreement, as amended, modified, supplemented or restated from time to time.

         "Alaska Native Corporation" means each of ASRC Wireless Services, Inc., a wholly owned Subsidiary of ASRC; Sealaska Telecommunications, LLC, a wholly owned Subsidiary of Sealaska Corporation; and Doyon Communications, Inc., a wholly owned Subsidiary of Doyon Limited.

         "Appraiser" is defined in Section 7.7.

         "ASRC" means Arctic Slope Regional Corporation, an Alaska corporation.

         "Auction" is defined in the preamble.

         "Auction Benefits" means the eligibility of the Company to hold any of the licenses won in the Auction or the ability of the Company to realize the Bidding Credits and other financial benefits that it derives from its status as a Qualified Person.

         "AWP" means AT&T Wireless PCS, LLC, a Delaware limited liability company.

         "AWS" is defined in the preamble.

         "AWS Sub" is defined in the preamble.

         "AWS Territory" means, collectively, (i) the territories where AWS or its Affiliates or other "attributable entities" hold licenses to provide broadband PCS or other wireless communications services and (ii) the territories served by Persons with whom AWS or its Affiliates have any exclusivity and/or preferential roaming arrangements with respect to the provision of wireless communications services; provided, that the territories described in clauses (i) and (ii) above shall be considered part of the AWS Territory for purposes of this Agreement only to the extent that, and from and after such time as, such territories have been identified with reasonable specificity in public filings by AWS (or its Affiliates) or CTC shall have received written notice from AWS identifying such territories (it being understood that AWS may deliver such notices at any time and from to time). The term "attributable entities" means Persons in which AWS or its Affiliates have, or have the right or the obligation, whether upon the occurrence of a contingency or otherwise, to acquire, an "attributable interest" (as defined in any applicable FCC rules).

         "Bankruptcy" means with respect to any Person:

                  (i) the filing by such Person of a voluntary petition seeking liquidation, dissolution, reorganization, rearrangement, readjustment or similar relief, in any form, of its debts under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law, or such Person's filing an answer consenting to, or acquiescing in any such petition, or the adjudication of such Person as a bankrupt or insolvent;

                  (ii) the making by such Person of any assignment for the benefit of its creditors or any similar action for the benefit of creditors, or the admission by such Person in writing of its inability to pay its debts as they mature;

                  (iii) the expiration of 60 days after the filing of an involuntary petition under Title 11 of the United States Code (or corresponding provisions of future laws), an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, dissolution, reorganization, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 60 day period;

                  (iv) the giving of notice by such Person to any Governmental Authority of insolvency or pending insolvency or suspension or pending suspension of operations;

                  (v) the appointment (or such Person's seeking or acquiescing to such appointment) of any trustee, receiver, conservator or liquidator of such Person of all or any substantial part of its properties; or

                  (vi) the entry of an order for relief against such Person under Title 11 of the United States Code (or corresponding provisions of future laws) or any other bankruptcy or insolvency law.

         The foregoing is intended to supersede and replace the events listed in
Section 18-304(a) of the Act.

         "Bidding Credit" means, with respect to any open license won by the Company in the Auction, an amount equal to the excess of the gross winning bid for such license over the net winning bid for such license.

         "Bidding Protocol" means the Bidding Protocol and Joint Bidding Arrangement, dated as of November 6, 2000, among CTC, AWS, AWP, AWS Sub and the Company.

         "Book Value" means, with respect to any asset of the Company, the asset's adjusted basis as of the relevant date for federal income tax purposes except as follows:

                  (i) the initial Book Value of any asset contributed by a Member to the Company shall be the Fair Market Value of such asset, as determined by the contributing Member and the Company with the concurrence of the Members other than the contributing Member;

                  (ii) the Book Values of all Company assets (including intangible assets such as goodwill) shall be adjusted to equal their respective Fair Market Values (as adjusted by Section 7701(g) of the
         Code) as of the following times:

                           (A) the acquisition of an additional Interest by any
                  new or existing Member in exchange for more than a de minimis capital contribution;

                           (B) the distribution by the Company to a Member of
                  more than a de minimis amount of money or other Company property as consideration for an interest in the Company; and

                           (C) the termination of the Company for federal income
                  tax purposes pursuant to Section 708(b) of the Code;

                  (iii) the Book Value of any Company asset distributed to any Member shall be the Fair Market Value of such asset (as adjusted by Section 7701(g) of the Code) on the date of distribution;

                  (iv) if the Book Value of an asset has been determined or adjusted pursuant to clause (i) or clause (ii) above, such Book Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses, and other items allocated pursuant to ARTICLE 4; and

                  (v) the Book Value of Company assets shall be increased or decreased, as appropriate, to reflect any adjustments to the adjusted tax bases of such assets pursuant to Sections 734(b) or 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Reg.
         Section 1.704-1(b)(2)(iv)(m) and clause (v) of the definition of "Profits" and "Losses" set forth below; provided, however, that Book Values shall not be adjusted pursuant to this clause (v) to the extent that an adjustment pursuant to clause (ii) or (iii) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (v).

         The foregoing definition of Book Value is intended to comply with the provisions of Treasury Reg. Section 1.704-1(b)(2)(iv) and shall be interpreted and applied consistently therewith.

         "Business" means the business of (a) acquiring licenses in the Auction (and such other FCC licenses as the Members shall mutually agree) and (b) the deployment of such licenses in a manner consistent with applicable law and FCC Rules, whether by (i) owning, constructing and operating systems to provide mobile wireless telecommunications services, that may evolve to 3G-based systems, (ii) entering into one or more joint venture, lease or other agreements or (iii) any other means, in any case using technology fully compatible and interoperable with the technology or technologies employed by AWS and its Affiliates from time to time (without limiting the vendors from whom the equipment comprising such systems may be acquired) solely within the Company Territory (the "Company Communications Services"), which may, but need not necessarily, also include (c) providing in connection with such Company Communications Services, solely within the Company Territory, Telecommunications Services incidental or ancillary to such Company Communications Services provided to end-users of such Company

Communications Services (including, by way of example, bundling additional Telecommunications Services with Company Communications Services), (d) marketing and offering the services and features described in clauses (b) and (c) within the Company Territory, including advertising such services and features using broadcast and other media, so long as such advertising extends beyond the Company Territory only when and to the extent necessary to reach customers and potential customers in the Company Territory and (e) any other activities upon which the Members may mutually agree.

         "Business Plan" means the Five-Year Business Plan and each annual business plan adopted in accordance with Section 6.4.

         "Capital Account" is defined in Section 2.1(a).

         "Cash Equity Investors" means Madison Dearborn Capital Partners III, L.P. and CTANW Investor, L.L.C., Catalyst Investors, L.P., Catalyst Investors Advisors Fund, L.P. and Stephen C. Hillard and their respective successors and Permitted Transferees.

         "Change of Control of ASRC" means (i) any circumstance, event or transaction following which any Person or group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder) is the "beneficial owner" (as such term is used in Rules 13d-3, 13d-5 or 16a-1 under the Exchange Act) of at least 50.1% of the Voting Securities of ASRC or 50.1% of the outstanding Equity Interests of ASRC (on a fully diluted basis, treating Equity Interests of ASRC issuable upon the conversion, exchange or exercise of convertible or exchangeable securities, or other rights to acquire Equity Interests, as issued and outstanding) or otherwise has the power to control ASRC; or (ii) the sale or other disposition of all or substantially all of ASRC's stock, business or assets (including through a merger or otherwise).

         "Change of Control of Edge" means (i) any circumstance, event or transaction following which any Person or Persons, whether or not constituting a group (as such term is used in Sections 13(d) and 14(d) of the Exchange Act and the regulations thereunder), other than (A) Wayne Perry are the "beneficial owners" (as such term is used in Rules 13d-3, 13d-5 or 16a-1 under the Exchange
Act) of at least 50.1% of the Voting Securities of Edge (or New Edge) or otherwise has the power to control Edge (or New Edge) or (B) one or more members of Edge Holding on the date hereof are the "beneficial owners" (as such term is used in Rules 13d-3, 13d-5 or 16a-1 under the Exchange Act) of at least 50.1% of the outstanding Equity Interests of Edge (or New Edge) on a fully diluted basis, treating Equity Interests of Edge (or New Edge) issuable upon the conversion, exchange or exercise of convertible or exchangeable securities, or other rights to acquire Equity Interests, as issued and outstanding or (ii)the sale or other disposition of all or substantially all of the stock, business or assets (including through a merger or otherwise) of Edge.

         "Claim" is defined in Section 13.3(a).

         "CMRS" is defined in Section 12.3(a)(i)

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Company" is defined in the preamble.

         "Company Communications Services" is defined in the definition of "Business."

         "Company Minimum Gain" means the aggregate of the amounts of gain, if any, determined for each nonrecourse liability of the Company, that would be realized by the Company for federal income tax purposes if it disposed of the Company property subject to such liability in a taxable transaction in full satisfaction thereof and for no other consideration. To the extent the foregoing is inconsistent with Treasury Reg. Section 1.704-2(d) or incomplete with respect to such regulation, Company Minimum Gain shall be computed in accordance with such regulation.

         "Company Securities" means debt securities, convertible securities or equity securities of the Company.

         "Company Territory" means the territory covered by the licenses won by the Company in the Auction or thereafter acquired by the Company.

          "Confidential Information" means all documents and information (including without limitation, commercial information and information with respect to customers and proprietary technologies or processes and the design and development of new products or services) concerning the Company, the telecommunications systems in which the Company has an ownership interest, the Members or their Affiliates furnished to a Member or any of its Affiliates in connection with the transactions leading up to and contemplated by this Agreement and the Related Agreements and the operation of the Company which is
(i) not otherwise in the public domain, (ii) not otherwise in the rightful possession of such Member (or Affiliate) from third parties having no obligation of confidentiality to the other Member or the Company and (iii) not required to be disclosed by such Member, its Affiliates or Agents pursuant to federal, state or local law.

         "control," "controlled" and "controlling" shall mean possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Securities, by contract or otherwise.

         "CTC" is defined in the preamble.

         "CTC Members" means CTC and its Permitted Transferees.

         "CTC Portion" means an amount equal to the portion of the Adjusted Bidding Credits allocable to CTC in accordance with Schedule 1.

         "Date of Payment" is defined in Section 9.3(a)(ii).

         "Depreciation" means, for each fiscal year or part thereof, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable for federal income tax purposes with respect to an asset for such year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such adjusted tax basis; provided that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such Book Value using any reasonable method selected by the Manager.

         "Edge" is defined in the preamble.

         "Edge Holding" means Edge Wireless Holding Co., LLC.

         "Edge Portion" means an amount equal to the product of the CTC Portion multiplied by a fraction whose numerator is equal to the aggregate amount of capital contributed to the Company by Edge pursuant to Section 2.2(c)(iv) plus (so long as the Management Agreement shall not have been terminated by the Company pursuant to Section 8.2(b)(ii) thereof) $7,500,000 and whose denominator is equal to the aggregate amount of capital contributed to the Company by CTC pursuant to Section 2.2(b) and Section 2.2(c)(i).

         "Equity Interests" means capital stock, partnership interests, limited liability company interests or other ownership or beneficial interests of any Person.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Exempt Amount" means an aggregate amount equal to 16% of the total amount of the net winning bids paid by the Company for open licenses in the Auction.

         "Exempt Open License" means each open license sold by the Company pursuant to ARTICLE 8 until the aggregate consideration paid by the Company in the Auction for such open license and each other open license sold by the Company pursuant to ARTICLE 8 exceeds the Exempt Amount; provided, that if only a portion of the consideration paid by the Company for an open license is necessary to reach such threshold, then the purchase price of such open license for purposes of ARTICLE 8 shall be determined pursuant to Section 8.2(a) with respect to such portion of the consideration and pursuant to Section 8.2(b) with respect to the balance of the consideration.

         "Fair Market Value" means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell and a willing buyer would buy such asset in a transaction negotiated at arm's length, each being apprised of and considering all relevant facts, circumstances and factors, and neither acting under compulsion, with the parties being unaffiliated third parties acting without time constraints.

         "FCC" means the Federal Communications Commission or any successor agency or entity performing substantially the same functions.

         "FCC Rules" means the rules and regulations established by the FCC codified in Title 47 of the Code of Federal Regulations, as the same may be modified or amended from time to time hereafter, together with all orders and public notices of the FCC.

         "Five-Year Business Plan" is defined in Section 6.4(a).

         "GAAP" means generally accepted accounting principles as used by the Financial Accounting Standards Board and/or the American Institute of Certified Public Accountants.

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
         "Governmental Authority" means a national, state, provincial, county, city, local or other governmental or regulatory body or authority, whether domestic or foreign.

         "Immediate Family" means, with respect to any Person, such Person's spouse, parents, spouse's parents, siblings, children, stepchildren, adopted children and grandchildren.

         "Indemnified Person" is defined in Section 13.1(b).

         "Initial Application Date" means November 6, 2000.

         "Initial Grant Date" means, with respect to any license, the date on which such license is granted by the FCC as set forth on the face of such license.

         "Interest" means the interest of a Member (or a Permitted Transferee of a Member pursuant to ARTICLE 7 which has not been admitted as a Member of the Company) in the aggregate distributions by the Company, and the aggregate allocations by the Company of Profits, Losses, income, gain, loss, deduction or credit or any similar item, and all other rights and interests of a Member of the Company.

         "IPO Price" is defined in Section 10.3.

         "license" means a license issued by the FCC authorizing the licensee to construct and operate radio transmitting facilities. Unless otherwise indicated, references to licenses in this Agreement shall refer to licenses to provide broadband PCS.

         "License Payment" is defined in Section 2.2(c).

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest, right of first refusal or right of others therein, or encumbrance of any nature whatsoever in respect of such asset.

         "Liquidator" is defined in Section 14.3(b).

         "Management Agreement" means the Management Agreement between the Company and the Management Company, as the same may be amended in accordance therewith.

         "Management Company" is defined in the Management Agreement.

         "Manager" means CTC for so long as it serves as the "manager" of the Company (within the meaning of the Act) in accordance with the provisions of this Agreement and, thereafter, any manager of the Company duly appointed in accordance with the terms hereof.

         "Marketable Securities" means securities (i) issued by an issuer with a public float equal to or greater than $2 billion; (ii) that are of a class of securities listed on a major national or international stock exchange; (iii) that constitute, in the aggregate, not more than 3.5% of the outstanding securities of such class; (iv) that are or were issued to the Members that exercised the Put in a transaction registered under the Securities Act, or the resale of which by such Members is registered under the Securities Act, and are otherwise freely tradable by such Members without restriction under applicable federal and state securities laws; and (v) that may reasonably be expected at the time of delivery to be sold in an orderly fashion within five business days thereafter (it being understood that the condition set forth in this clause (v) shall be satisfied if one or more underwriters of nationally recognized standing selected and compensated by AWS Sub agree to place such securities within such period).

         "Member" means, initially, AWS Sub and CTC as long as they have not ceased to be Members, and any Person who, at the time of the reference thereto, has been admitted to the Company as a Member in accordance with the terms of this Agreement and has not ceased to be a Member, in such Person's capacity as a member (within the meaning of the Act) of the Company.

         "Member Minimum Gain" means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if such Member Nonrecourse Debt were treated as a nonrecourse liability, determined in accordance with Treasury Reg. Section 1.704-2(i).

         "Member Nonrecourse Debt" has the meaning ascribed to the term "partner nonrecourse debt" in Treasury Reg. Section 1.704-2(b)(4), and generally means any nonrecourse debt of the Company for which any Member bears the economic risk of loss (such as a nonrecourse loan to the Company by a Member or certain Affiliates of a Member).

         "Member Nonrecourse Deduction" has the meaning ascribed to the term "partner nonrecourse deduction" in Treasury Reg. Section 1.704-2(i)(2). The amount of the Member Nonrecourse Deductions with respect to a Member Nonrecourse Debt for a Company fiscal year equals the net increase, if any, in the amount of Member Minimum Gain attributable to such Member Nonrecourse Debt during that fiscal year, reduced (but not below zero) by the aggregate amount of any distributions during that fiscal year to the Member that bears the economic risk of loss for such Member Nonrecourse Debt to the extent such distributions are from the proceeds of such Member Nonrecourse Debt and are allocable to an increase in Member Minimum Gain attributable to such Member Nonrecourse Debt.

         "New Edge" is defined in Section 7.2(c).

         "New LLC" is defined in Section 9.7.

         "Newco" is defined in Section 10.1.

         "Nonrecourse Deductions" has the meaning set forth in Treasury Reg.
Section 1.704-2(c). The amount of Nonrecourse Deductions for a fiscal year equals the net increase, if any, in the amount of Company Minimum Gain during that fiscal year, reduced (but not below zero) by any Nonrecourse Distributions during such year.

         "Nonrecourse Distributions" means the aggregate amount, as determined in accordance with Treasury Reg. Section 1.704-2(c), of any distributions during the fiscal year of proceeds of a nonrecourse liability, as defined in Treasury Reg. Section 1.704-2(b)(3), that are allocable to an increase in Company Minimum Gain.

         "Offer" is defined in Section 7.3(a).

         "Offer Notice" is defined in Section 7.3(a).

         "Offered Interests" is defined in Section 7.3(a).

         "Offering" is defined in Section 10.1.

         "Offeror" is defined in Section 7.3(a).

         "open license" means a license designated as such in the Public Notice.

         "Operating Agreement" means the Operating Agreement (if any) between the Company and AWS, as the same may be amended in accordance therewith.

         "PCS" means the Personal Communications Services principally regulated under Part 24 of the FCC Rules.

         "Percentage Interest" means, with respect to a Member, the percentage determined by dividing the aggregate unreturned contributions to the equity capital of the Company made by such Member by the aggregate unreturned contributions to the equity capital of the Company made by all Members.

         "Permitted Transferee" means, with respect to a Member, a direct or indirect wholly owned Subsidiary of such Member, and a direct or indirect wholly owned Subsidiary of a Person of which such Member is a direct or indirect wholly owned Subsidiary.

         "Person" means any individual, corporation, partnership, firm, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, estate, incorporated or unincorporated organization, Governmental Authority or other entity.

         "Profits" and "Losses" means, for each fiscal year or part thereof, the Company's taxable income or loss for such year determined in accordance with
Section 703(a) of the Code (for this purpose, all items of income, gain, loss and deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss) with the following adjustments:

                  (i) any income of the Company that is exempt from federal income tax shall be added to such taxable income or loss;

                  (ii) any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as such pursuant to Treasury Reg.Section 1.704-1(b)(2)(iv)(i) shall be subtracted from such taxable income or loss;

                  (iii) in lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, Depreciation for such fiscal year shall be taken into account;

                  (iv) if the Book Value of any Company asset is adjusted pursuant to clause (ii) or clause (iii) of the definition of Book Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                  (v) gain or loss resulting from the disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be computed with reference to the Book of Value of the asset disposed of, notwithstanding that the adjusted basis of such asset differs from the Book Value of such asset;

                  (vi) to the extent an adjustment to the adjusted tax basis of any Company asset under Section 734(b) of the Code is required, pursuant to Treasury Reg. Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the adjusted tax basis of the asset) or an item of loss (if the adjustment decreases the adjusted tax basis of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits and Losses; and

         such taxable income or loss shall not be deemed to include items of income, gain, loss, or deduction allocated pursuant to Section 2.1(c)(iv) (to comply with Treasury Regulations under Section 704(b) of the Code), Section 4.3,
Section 4.4 or Section 4.5.

         "Public Notice" means Public Notice, DA 00-2259 (October 5, 2000), issued by the FCC.

         "Put" is defined in Section 9.1.

         "Put Period" means the 30-day period following the Reference Date, provided, that if the FCC Rules restricting the free transferability of C or F block PCS licenses or interests therein expire on a date that occurs prior to the Reference Date, then CTC or AWS Sub may in its discretion notify the other Members of the earlier date on which the Put Period shall commence, but in any event not earlier than 60 days following receipt of such notice.

         "Put Price" is defined in Section 9.1.

         "Qualified Person" means a Person that qualifies as an "entrepreneur" and a "very small business" under FCC Rules applicable to the licenses available in the Auction.

         "Reference Date" means the fifth anniversary of the first Initial Grant Date.

         "Related Agreements" means the Bidding Protocol, the letter agreement, dated November 6, 2000, among the Company, AWS and Edge, the Management Agreement, the Operating Agreement and the Trademark License Agreement.

         "Replacement Date" is defined in Section 9.5(c)(ii).

         "Restricted Territory" means the Company Territory and the AWS
Territory.

         "Rollover Debt" is defined in Section 9.5(c)(ii).

         "RoFR Closing" is defined in Section 7.3(b).

         "SEC" means the Securities and Exchange Commission or any successor commission or agency having similar powers.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Sellers" is defined in Section 7.3(a).

         "Significant Breach" means (1) fraud, embezzlement or any other conduct by the Manager constituting a criminal or other material violation of law, (2) negligence (which has a material negative impact on the Company), or any knowingly dishonest act, or knowing bad faith or willful misconduct, by the Manager in the performance of its obligations under this Agreement, or of the Company's obligations under any Related Agreement or any other material agreement to which the Company is a party, (3) voluntary or involuntary insolvency or Bankruptcy of the Manager, or (4) any action or omission by the Company (including any violation of or failure to comply with FCC Rules) not caused by AWS or AWS Sub that is reasonably likely to materially impair the ability of the Company to realize the Auction Benefits or result in the revocation or non-renewal of any license.

         "Significant Matter" means any of the following:

         (1) any offering, issuance, repurchase or reclassification of Interests or other Equity Interests or securities (including warrants, options or other rights convertible into or exchangeable for securities or ownership interests in the Company or any of its Subsidiaries) by the Company or any of its Subsidiaries, except for issuances of Interests to one or more Members so long as the other Members have the right to participate in such issuances pro rata in accordance with their respective Percentage Interests;

         (2) any agreement or arrangement, written or oral, to which the Company or any of its Subsidiaries is a party, involving a payment or liability that is greater than $1 million individually or (during any 12-month period) $2 million in the aggregate (other than any such agreements or arrangements approved in any duly adopted budget then in effect);

         (3) the incurrence, directly or indirectly (for example, by way of guarantee), by the Company or any of its Subsidiaries of indebtedness in excess of $1 million (other than any such indebtedness approved in any duly adopted budget then in effect);

         (4) the merger, combination or consolidation of the Company or any of its Subsidiaries with or into any Person other than the Company or a wholly owned Subsidiary of the Company, regardless of whether the Company or any such Subsidiary is the survivor in any such merger, combination or consolidation; the initiation of any Bankruptcy proceeding, liquidation, dissolution or winding up of the Company or any of its Subsidiaries (other than the liquidation of a wholly owned Subsidiary of the Company into the Company or another wholly owned Subsidiary of the Company); or the sale of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole;

         (5) the acquisition of any significant portion of assets from another Person; and the formation of any partnership or joint venture involving the Company or any of its Subsidiaries;

         (6) changes in the Company's business purpose as defined in Section
1.7;

         (7) any agreement or arrangement, written or oral, with an Affiliate of the Company involving a payment or liability that is greater than $100,000;

         (8) (x) any material change in any budget or business plan then in effect, (y) any action that is materially inconsistent with the Five-Year Business Plan or (z) expenditures (or commitments to make expenditures) that, individually or in the aggregate, deviate more than 10% from the annual budget or business plan then in effect;

         (9) distributions by the Company (other than distributions of the proceeds from sales of Exempt Open Licenses in accordance with Section 8.4);

         (10) appointment or termination of the Company's independent accountants or other outside tax advisor, material changes in tax or accounting methods or elections, or taking any tax position or making any tax election on behalf of the Company;

         (11) the authorization or adoption of any amendment to the certificate of formation, limited liability company agreement or any other constituent document (including the exhibits and attachments thereto) of the Company or any of its Subsidiaries;

         (12) any agreement or arrangement, written or oral, to pay any director, officer, employee or agent of the Company or any of its Subsidiaries of $200,000 or more per annum to any officer or employee;

         (13) appointment of a replacement Management Company upon termination of the Management Agreement;

         (14) any agreement or commitment by the Company or any of its Subsidiaries not to (x) compete with any other Person, (y) solicit any other Person's business or customers or (z) solicit or hire any other Person's employees;

         (15) acquisition or disposition of any FCC license or any interest therein, including any leasehold interest or security interest;

         (16) the renewal or termination of any agreement (including the Related Agreements) entered into by the Company in connection with the capitalization of the Company pursuant to Section 2.2(c) other than in accordance with the terms thereof; and

         (17) entering into any agreement or commitment to do any of the foregoing.

         "Subsidiary" of any Person means any other Person with respect to which either (i) more than 50% of the interests having ordinary voting power to elect a majority of the directors or individuals having similar functions of such other Person (irrespective of whether at the time interests of any other class or classes of such Person shall or might have voting power upon the occurrence of any contingency), or (ii) more than 50% of the Equity Interests of such other Person is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Substandard Performance" means a material deviation by the Company from any Business Plan and budget then in effect (unless such material deviation is approved pursuant to Section 6.3), or any material failure by the Company to perform in accordance with performance standards customary in the wireless telecommunications industry for similarly situated companies, unless such deviation or failure, as the case may be, is cured within 30 days following notice thereof by Members holding at least 20% of the Percentage Interests or, if such deviation or failure cannot be cured within 30 days, then within 90 days as long as the Manager is diligently acting in good faith to cure such deviation or failure as soon as reasonably practicable.

         "Tax Matters Partner" is defined in Section 5.5(d).

         "Telecommunications Services" means the offering of telecommunications services for a fee directly to the public, or to such classes of users as to be effectively available directly to the public, regardless of the facilities used. The term "telecommunications" means the transmission, between or among points specified by the user of information of the user's choosing.

         "Trademark License Agreement" means the Trademark License Agreement (if any) between the Company and AT&T Corp., as the same may be amended in accordance therewith.

         "Transfer" means any direct or indirect transfer, sale, assignment, pledge, encumbrance, tender, or otherwise grant, creation or suffrage of a Lien in or upon, giving, placement in trust or otherwise (including transfers by testamentary or intestate succession) disposing of by operation of law or any derivative transaction, including, without limitation, any short sale, collar, hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership. A Change of Control of ASRC will be considered a Transfer of the Interests held by CTC; provided, that a change of control of AT&T Corp. or of AWS shall in no event be considered a transfer by AWS Sub of its Interests.

         "Treasury Reg." means regulations issued by the United States Department of the Treasury pursuant to the Code.

         "Voting Securities" means equity securities of a Person having the right to vote generally in the election of the directors (or persons performing equivalent functions) of such Person.

         Section 1.2. Formation

         The Company was formed as a Delaware limited liability company by filing a certificate of formation under the Act on October 30, 2000. The certificate of formation is in all respects approved and the Members hereby agree to continue the Company.

         Section 1.3. Name

         The name of the Company shall be Alaska Native Wireless, L.L.C.

         Section 1.4. Principal Place of Business

         The Company's principal office and place of business shall be located at 301 Arctic Slope Avenue, Suite 300, Anchorage, Alaska 99518-3035.

         Section 1.5. Registered Office; Registered Agent

         The address of the registered office of the Company in the State of Delaware shall be c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 or such other address as the Manager may determine. The name and address of the registered agent for service of process on the Company in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Wilmington, New Castle County, Delaware 19808.

         Section 1.6. Term

         The term of the Company commenced on October 30, 2000 and, unless terminated in accordance with this Agreement, shall be perpetual.

         Section 1.7. Purpose and Powers

         The purposes of the Company are to establish and conduct the Business and to do any and all things reasonably necessary or advisable in connection therewith. The Company shall have the power and authority to take any and all actions necessary or advisable to or for the furtherance of said purposes.

         Section 1.8. Filings

         The Manager shall cause to be executed, filed and published all such certificates, notices, statements or other instruments, and amendments thereto under the laws of the State of Delaware and other applicable jurisdictions as the Manager may deem necessary or advisable for the operation of the Company and to enable the Company to conduct business in each applicable jurisdiction.

         Section 1.9. Sole Agreement

         The Members intend that their obligations to each other with respect to the Company and the scope of the Company's activities be as set forth in this Agreement, and that no further authority to bind the other or the Company or any liabilities to each other or any third party be inferred from the relationships described herein.

                                   ARTICLE 2

                                 CAPITALIZATION

         Section 2.1. Capital Accounts

         (a) Establishment. A separate capital account ("Capital Account") is hereby established for each Member as of the date hereof.

         (b) General Rules for Adjustment of Capital Accounts. The Capital Account of each Member shall be:

             (i) increased by:

                  (A) the aggregate amount of such Member's cash contributions to the Company;

                  (B) the initial Book Value of property contributed by such
             Member to the Company;

                  (C) such Member's distributive share of Profits and items of income and gain allocated to such Member pursuant to Section 2.1(c)(iv) or ARTICLE 4;

                  (D) any positive adjustment to such Capital Account by reason of an adjustment to the Book Value of the Company assets; and

                  (E) the amount of Company liabilities assumed by such Member or which are secured by any property distributed to such Member;
             and

             (ii) decreased by:

                  (A) cash distributions to such Member from the Company;

                  (B) the Book Value of property distributed in kind to such
             Member;

                  (C) such Member's distributive share of Losses and items of loss or deduction allocated to such Member pursuant to Section 2.1(c)(iv) or ARTICLE 4;

                  (D) any negative adjustment to such Capital Account by reason of an adjustment to the Book Value of Company assets;

                  (E) any amount charged to the Capital Account of such Member pursuant to Section 5.5(e); and

                  (F) the amount of any liabilities of such Member assumed by the Company or which are secured by property contributed by such Member to the Company.

         (c) Special Rules

             (i) Time of Adjustment for Capital Contributions. For purposes of computing the balance in a Member's Capital Account, no credit shall be given for any capital contribution which such Member is obligated to make until such contribution is actually made.

                  (ii) Adjustment for Conversion of Company Securities. Notwithstanding anything herein to the contrary, upon any conversion of Company Securities, the Capital Account of the holder thereof shall be adjusted as of the date of conversion, and the portion of the Capital Account of such holder attributable to such conversion shall be determined by multiplying (A) the aggregate amount of all Capital Accounts after giving effect to such conversion by (B) the percentage of all the Interests after giving effect to such conversion represented by the Interest of such holder issuable upon such conversion.

                  (iii) Capital Account for Transferred Interest. If any Interest in the Company or part thereof is Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the Transferred Interest.

                  (iv) Intent to Comply with Treasury Regulations. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Reg. Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such regulation. To the extent the provisions of this Agreement are inconsistent with such regulation or are incomplete with respect thereto, the Capital Accounts of the Members shall be maintained in accordance with such regulation except to the extent that doing so would materially distort the timing or amount of an allocation or distribution to a Member.

         Section 2.2. Capital Contributions

         (a) Initial Contributions

         CTC and AWS Sub have contributed $601 and $399, respectively, in cash to the capital of the Company.

         (b) Upfront Payment

         On November 24, 2000, CTC contributed $10,000,000 in cash to the capital of the Company, and AWS caused AWS Sub to provide $228,817,900 in cash to the Company by contributing $6,638,935 in cash to the capital of the Company and purchasing for cash $222,178,965 of Company Securities, consisting of $33,361,065 of convertible Company Securities and $188,817,900 of subordinated debt. The Company used such proceeds to make the upfront payment necessary to permit the Company to bid on all licenses available in the Auction.

         (c) Down Payment and Final Payment

         At such time as the down payment on the licenses won by the Company in the Auction is due, and at such time as the balance of the purchase price of such licenses is due (each, a "License Payment"):

                  (i) CTC will contribute cash to the capital of the Company, up to a maximum amount of $252,500,000, which, together with any prior capital contributions by CTC and subject to clause (iv) below, shall represent (A) 60.1% of the equity capitalization of the Company and (B) 50% of the total capitalization of the Company (assuming the total capitalization of the Company is less than or equal to $525,000,000). Therefore, CTC shall have contributed an aggregate of $262,500,000 to the capital of the Company at such time as the Company's total capitalization (including equity and Company Securities) is $525,000,000.


                  (ii) If the aggregate amount paid by the Company for licenses in the Auction (the "total purchase price") is less than $525,000,000, then (x) CTC shall have the right to make capital contributions to the Company equal in the aggregate to 50% of the total purchase price and, at the election of AWS Sub, the Company shall redeem a principal amount of Company Securities such that AWS Sub shall have made capital contributions, and/or purchased Company Securities, equal in the aggregate to 50% of the total purchase price, and (y) CTC shall also have the right to make 50% of additional capital contributions to the Company, up to a maximum of $262,500,000 in the aggregate together with any prior capital contributions by CTC, and AWS shall have the right to make the remaining 50% of additional capital contributions to the Company, as and to the extent that the Members agree that the Company needs such additional amounts for capital expenditures, operating expenses and/or working capital needs in light of other financing available to the Company.

                  (iii) AWS will cause AWS Sub to provide the balance of such License Payment by (A) contributing cash to the capital of the Company, up to a maximum amount (together with any prior capital contributions by AWS Sub) of $174,272,047, which (subject to clause (iv) below) shall represent 39.9% of the equity capitalization of the Company together with any prior capital contributions by AWS Sub and (B) purchasing Company Securities for cash, up to a maximum amount (together with any prior purchases of Company Securities by AWS Sub) of $625,727,953. The parties intend that AWS Sub shall have invested a total of $800,000,000 in the Company at such time as CTC and AWS Sub shall have capitalized the Company with an aggregate of $1,062,500,000 in cash in the form of equity and with the purchase of Company Securities.

                  (iv) At such time as the first License Payment is due, Edge will have the right, but not the obligation, to contribute cash to the capital of the Company, up to a maximum amount of $7,500,000, in which event the percentage of the equity capitalization of the Company held by the Members other than the CTC Members will be reduced accordingly. AWS and CTC agree that no capital contribution by Edge shall affect, diminish or delay in any respect the obligations of CTC or AWS to provide the Company with capital pursuant to this Section 2.2(c). If Edge does not make a capital contribution to the Company pursuant to this paragraph, then Edge shall automatically cease to be a party to this Agreement.

                  (v) After giving effect to the capital contributions made pursuant to clauses (i), (ii) and (iii) above, the Percentage Interests of CTC and AWS will be 60.1% and 39.9%, respectively. In the event of any conversion of Company Securities in accordance with their terms, or additional capital contributions by the Members in accordance with this Agreement, the Percentage Interests of the Members will be adjusted as appropriate.

         In the event of any capital contribution by Edge in accordance with clause (iv) above, the Percentage Interests of the Members other than the CTC Members will be adjusted as appropriate.

         (d) Obligation to Make Capital Contributions

         CTC acknowledges that its agreement to make its capital contributions is subject only to the terms and conditions of this Agreement and is otherwise irrevocable and unconditional, and that the damages that would be suffered by AWS as a result of CTC's failing to make such capital contributions when due are impossible to determine. Accordingly, AWS may terminate this Agreement in the event that CTC fails to make its initial or any additional capital contribution to the Company when and if due, and CTC agrees that following any such termination it shall pay AWS on demand the sum of $50,000,000 (together with interest thereon at the rate of 18% per annum from the time of demand until paid) as liquidated damages; provided, that if CTC is liable for liquidated damages under Section 12.4, CTC shall not also be liable for liquidated damages under this Section 2.2(d). Such liquidated damages and termination shall be the sole and exclusive remedy of AWS and AWS Sub for such breach by CTC. Upon any such termination of this Agreement, the Company (or, in the event the Company does not have adequate capital, AWS) shall refund the capital contributions of CTC in redemption of CTC's Interests; provided, that if AWS makes a demand for liquidated damages under this paragraph, the Company will deposit in escrow $50,000,000 of the capital contributions made by CTC (or, if less, the total amount of capital contributions made by CTC). If CTC disputes such demand within ten days thereof, the dispute will be resolved in accordance with Section 11.3, and the Company will disburse the escrowed funds as instructed by the arbitrators; if CTC does not dispute such demand within such ten-day period, the Company will disburse the escrowed funds to AWS on the next business day thereafter. CTC shall have the right to require that AWS specifically perform its obligation to make its capital contribution and to purchase Company Securities in accordance herewith.

         (e) Company Securities

         Prior to the Reference Date, the Company shall not issue Company Securities convertible into Interests to AWS or any of its Affiliates if, after giving effect to the conversion of all convertible Company Securities held by AWS and its Affiliates, the CTC Members would collectively hold less than 20% of the Percentage Interests. The terms of the Company Securities shall provide, among other things, that if AWS defaults in its obligation to pay the Put Price pursuant to Section 9.5, such Company Securities shall automatically be converted into instruments that are junior to the Interests held by the CTC Members and the Additional Members.

         Section 2.3. No Withdrawals

         Except as expressly set forth herein, no Member shall be entitled to withdraw any portion of its capital contribution or Capital Account balance.

         Section 2.4. No Interest

         Except as expressly set forth herein, no Member shall be entitled to receive any interest on its capital contribution or Capital Account balance.

                                   ARTICLE 3

                                  DISTRIBUTIONS

         Section 3.1. Non-Liquidating Distributions

         Subject to Section 6.3, non-liquidating distributions shall be made in accordance with the Members' respective Percentage Interests.

         Section 3.2. Liquidating Distributions

         Distributions to the Members of cash or property in connection with a dissolution of the Company shall be made in accordance with the Capital Account balances of the Members, as provided in Section 14.3(d).

                                   ARTICLE 4

                                   ALLOCATIONS

         Section 4.1. Profits

         After giving effect to the special allocations set forth in Section 4.2 through Section 4.5, Profits with respect to any fiscal year shall be allocated to the Members in the following order:

         (a) First, 95% to AWS Sub and 5% to the other Members (in accordance with their respective Percentage Interests) to the extent of Losses allocated to the Members under Section 4.2 over Profits previously allocated to the Members under this Section 4.1(a); and

         (b) Thereafter, in accordance with their respective Percentage
Interests.

         Section 4.2. Losses

         (a) General Rule. After giving effect to the special allocations set forth in Section 4.3 through Section 4.5 and, subject to Section 4.2(b), 95% of the Losses with respect to any fiscal year shall be allocated to AWS Sub and 5% of the Losses with respect to any fiscal year shall be allocated to the other Members (in accordance with their respective Percentage Interests).

         (b) Limitation on Losses. Losses allocated to any Member pursuant to
Section 4.1 with respect to any fiscal year shall not exceed the maximum amount of Losses that may be so allocated without causing such Member to have an Adjusted Capital Account Deficit at the end of such fiscal year. All Losses in excess of the limitation set forth in this Section 4.2 shall be allocated: first, to the Members that will not be subject to this limitation, ratably based on the aggregate of their Percentage Interests, to the extent possible until such Members become subject to this limitation; and any remaining amount, to the Members, ratably based on their Percentage Interests, unless otherwise required by the Code or Treasury Regulations.

         Section 4.3. Special Allocations

         The following special allocations shall be made for any fiscal year of the Company in the following order of priority:

         (a) Minimum Gain Chargeback

         Notwithstanding any other provision of this ARTICLE 4, if there is a net decrease in Company Minimum Gain during any fiscal year, each Member shall, subject to the exceptions provided in Treasury Reg. Section 1.704-2(f), be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) equal to such Member's share of the net decrease in Company Minimum Gain within the meaning of Treasury Reg. Section 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Reg. Sections 1.704-2(i)(6) and 1.704-2(i)(2). To the extent that this Section 4.3(a) is inconsistent with Treasury Reg. Section 1.704-2(f), the Minimum Gain Chargeback provided for herein shall be applied and interpreted in accordance with such Treasury Regulation.

         (b) Member Minimum Gain Chargeback

         If there is a net decrease in Member Minimum Gain attributable to a Member Nonrecourse Debt during any Company fiscal year, each Member that, as of the beginning of such year, has a share of the Member Minimum Gain attributable to such Member Nonrecourse Debt, determined in accordance with Treasury Reg.
Section 1.704-2(i)(5), shall be specially allocated items of income and gain for such fiscal year (and, if necessary, subsequent fiscal years) in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt determined in accordance with Treasury Reg. Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Reg. Sections 1.704-2(i)(4) and 1.704-2(i)(2). To the extent that this Section 4.3(b) is inconsistent with Treasury Reg. Section 1.704-2(i), the Member Minimum Gain chargeback provided for herein shall be applied and interpreted in accordance with such regulation.

         (c) Qualified Income Offset

         Notwithstanding anything herein to the contrary, but only if required by Treasury Reg. Section 1.704-1(b) in order for the allocations provided for herein to be considered to have substantial economic effect or to be deemed to be in accordance with the Member's Percentage Interests, if, for any fiscal year, a Member unexpectedly receives an adjustment, allocation or distribution described in Treasury Reg. Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6), and such adjustment, allocation or distribution causes or increases an Adjusted Capital Account Deficit with respect to such Member, then, before any other allocations are made, such Member shall be allocated items of income and gain (consisting of a pro rata portion of each item of Company income, including gross income and gain) in the amount and manner sufficient to eliminate such Adjusted Capital Account Deficit as quickly as possible. This Section 4.3(c) is intended to comply with Treasury Reg. Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         (d) Nonrecourse Deductions

         Nonrecourse Deductions shall be allocated 95% to AWS Sub and 5% to the other Members (in accordance with their respective Percentage Interests).

         (e) Member Nonrecourse Deductions

         Any Member Nonrecourse Deductions for any fiscal year or other period shall be allocated to the Member that bears the economic risk of loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Reg. Section 1.704-2(i).

         Section 4.4. Curative Allocations

         The allocations set forth in Section 4.3(a) are intended to comply with certain regulatory requirements under Section 704(b) of the Code. The Members intend that, to the extent possible, all allocations made pursuant to such Sections will, over the term of the Company, be offset either with other allocations pursuant to Section 4.3 or with special allocations of other items of Company income, gain, loss, or deduction pursuant to this Section 4.4. Accordingly, the Manager is hereby authorized and directed to make offsetting allocations of Company income, gain, loss or deduction under this Section 4.4 in whatever manner the Manager determines is appropriate so that after such offsetting special allocations are made the Capital Accounts of the Members are, to the extent possible, equal to the Capital Accounts each would have if the provisions of Section 4.3 were not contained in this Agreement and all income, gain, loss and deduction of the Company were instead allocated pursuant to
Section 4.1 and Section 4.2.

         Section 4.5. Special Allocations in the Event of Company Audit Adjustments

         Notwithstanding the allocation provisions of Section 4.1 and Section 4.2, and prior to making any of the allocations specified in Section 4.3, the following special allocations shall be made in the following order and in a manner, taking into consideration any tiered partnership structure that the Company may be part of, that reflects the relative economic interests of each Member in the Company:

         (a) If for any fiscal year of the Company, the Company or any Affiliate of the Company is deemed to have additional income for tax purposes as a result of a redetermination by a taxing authority of an item of income, gain, loss or deduction that is attributable to a loan transaction, the provision of services, or the grant of a license or sublicense in intangible property by the Company or any Affiliate of the Company, to or involving any Member or Affiliate of any Member, such additional income shall be allocated to the Member involved in such loan transaction or that received such services, license or sublicense (or the Member whose Affiliate was involved in such loan transaction or received such services, license or sublicense) and any related deemed cash distribution shall be treated as having been made to the same Member.

         (b) If for any fiscal year of the Company, the Company or any Affiliate of the Company is deemed to have a reduction in income for tax purposes as a result of a redetermination by a taxing authority of an item of income, gain, loss or deduction that is attributable to a loan transaction, the provision of services, or the grant of a license or sublicense in intangible property by the Company or any Affiliate of the Company, to or involving any Member or Affiliate of any Member, such reduction in income shall be allocated to the Member involved in such loan transaction or that received such services, license or sublicense (or the Member whose Affiliate was involved in such loan transaction or received such services, license or sublicense) and any related deemed cash contribution shall be treated as having been made by the same Member.

         (c) If for any taxable period of a Member, such Member or any Affiliate of the Member is deemed to have additional income for tax purposes as a result of a redetermination by a taxing authority of an item of income, gain, loss or deduction attributable to a loan transaction, the provision of services, or the grant of a license or sublicense in intangible property by such Member or any Affiliate of such Member, to or involving the Company or any Affiliate of the Company, any increase in the amount of a Company deduction associated with such redetermination of such Member's or any Affiliate of such Member's income shall be allocated (in the appropriate fiscal year) to the Member involved in such loan transaction or that provided such services, license or sublicense (either directly or through an Affiliate), and any related deemed cash contribution shall be treated as having been made by the same Member.

         (d) If for any taxable period of a Member, such Member or any Affiliate of the Member is deemed to have a reduction in income for tax purposes as a result of a redetermination by a taxing authority of an item of income, gain, loss or deduction attributable to a loan transaction, the provision of services, or the grant of a license or sublicense in intangible property by such Member or any Affiliate of such Member, to or involving the Company or any Affiliate of the Company, any reduction in the amount of a Company deduction associated with such redetermination of such Member's or any Affiliate of such Member's income shall be allocated (in the appropriate fiscal year) to the Member involved in such loan transaction or that provided such services, license or sublicense (either directly or through an Affiliate), and any related deemed cash distribution shall be treated as having been made to the same Member.

         (e) A redetermination by a taxing authority shall only be given effect for purposes of this Section 4.5 if such redetermination is (i) a decision, judgment, decree or other order by any court of competent jurisdiction, which has become final and is either no longer subject to appeal or for which a determination not to appeal has been made; (ii) a closing agreement made under
Section 7121 of the Code or any comparable foreign, state, local or other income tax statute; (iii) a final disposition by a taxing authority of a claim for refund; or (iv) any other written agreement made with respect to a tax redetermination the execution of which is final and prohibits the taxing authority, relevant Member (or any Affiliate of such Members) or the Company (or any Affiliate of the Company) from seeking any further legal or administrative remedies with respect to such tax redetermination.

         Section 4.6. Allocation of Credits

         All tax credits shall be allocated among the Members in accordance with their respective Percentage Interests or in accordance with applicable provisions of the Code or Treasury Regulations to the extent any such provision is inconsistent with such allocation.

         Section 4.7. Tax Allocations

         (a) Contributed Property

         In the event any property is contributed to the capital of the Company, income, gain, loss and deduction with respect to such property shall be allocated solely for tax purposes among the Members in accordance with Section 704(c) of the Code and Treasury Reg. Section 1.704-3 so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value. Prior to the contribution of any property to the Company that has a Fair Market Value that differs from its adjusted tax basis in the hands of the contributing Member on the date of contribution, the contributing Member and the Manager shall agree upon the allocation method to be applied with respect to that property under Treasury Reg. Section 1.704-3.

         (b) Revalued Property

         If the Company assets are revalued as set forth in the definition of "Book Value," subsequent allocations of income, gain, loss and deduction with respect to revalued Company assets shall take into account any variation between the adjusted basis of such assets for federal income tax purposes and their adjusted value in the same manner as under Section 704(c) of the Code and in compliance with Treasury Reg. Section 1.704-3. All decisions regarding the choice of allocation method under Treasury Reg. Section 1.704-3 with respect to revalued Company assets shall be made by the Members.

         Section 4.8. Change in Members' Interests

         In the event there is any change in the Members' respective Percentage Interests during any fiscal year, Profits, Losses, Nonrecourse Deductions and other items shall be allocated among the Members in accordance with their respective Percentage Interests from time to time during such fiscal year in accordance with Section 706 of the Code, using any convention permitted by law and selected by the Manager.

                                   ARTICLE 5

                             ACCOUNTING AND RECORDS

         Section 5.1. Fiscal Year

         The fiscal year of the Company shall be the year ending December 31.

         Section 5.2. Method of Accounting

         Unless otherwise provided herein, the Company books of account shall be maintained in accordance with GAAP; provided that for purposes of making allocations with respect to items of Company income, gain, deduction, loss and credit to the Members, such items shall be allocated to the Members' Capital Accounts pursuant to ARTICLE 5 and as required by Section 704 of the Code and the Treasury Regulations promulgated thereunder.

         Section 5.3. Books and Records; Inspection

         Proper and complete records and books of accounts of the Company business for tax and financial purposes, including all such transactions and other matters as are usually entered into records and books of account maintained by Persons engaged in businesses of like character or as are required by law, shall be kept by the Company at the Company's principal office and place of business. The Manager may delegate to a third party the duty to maintain and oversee the preparation and maintenance of such records and books of account. Books and records maintained for financial purposes shall be maintained in accordance with GAAP, and books and records maintained for tax purposes shall be maintained in accordance with the Code and applicable Treasury Regulations. All records and documents described in Section 5.3 shall be open to inspection and copying by any of the Members or their representatives or agents, subject to
Section 11.2, confidentiality restrictions, at any reasonable time during normal business hours.

         Section 5.4. Financial Statements

         Within 60 days after the end of each fiscal year, and 45 days after the end of each calendar quarter, and 20 days after the end of each calendar month, the Manager shall cause to be furnished to each Member financial statements with respect to such fiscal year or quarter or month of the Company, consisting of
(i) a balance sheet showing the Company's financial position as of the end of such fiscal year or quarter, (ii) supporting profit and loss statements, (iii) a statement of cash flows for such year or quarter and (iv) Member's Capital Accounts, provided that prior to such dates the Company shall provide to each Member on a timely basis such financial information as such Member may reasonably request to permit each Member to prepare its annual and quarterly financial reports. The annual financial statements of the Company shall, be audited (which audit shall be conducted in accordance with GAAP and SEC Regulation S-X) and certified by Ernst & Young LLP, subject to Section 6.3. Each Member shall receive a copy of all material financial reports and notices delivered by the Company to any third party pursuant to any other agreement. The Company shall also produce and distribute to all Members monthly revenue, operating expense and capital expenditure reports and such other financial statements and operating information as the Manager reasonably determines or the Members reasonably request.

         Section 5.5. Taxation

         (a) Status of the Company. The Members acknowledge that this Agreement creates a partnership for federal income tax purposes. Furthermore, the Members hereby agree not to elect to be excluded from the application of Subchapter K of Chapter 1 of Subtitle A of the Code or any similar state statute.

         (b) Tax Elections and Reporting

                  (i) Generally. The Company shall make the following elections and take the following positions under United States income tax laws and Treasury Regulations and any similar state laws and regulations:

                           (A) Adopt the year ending December 31 as the annual
                  accounting period (unless otherwise required by the Code and Treasury Regulations);

                           (B) Adopt the accrual method of accounting;

                           (C) Insofar as permissible, report the Company's tax
                  attributes and results using principles consistent with those assumed in connection with entering into this Agreement; and

                           (D) Have the Company treated as a partnership for
                  federal income tax purposes in a manner consistent with Treasury Reg.Section1-7701 ("Check the Box Regulations").

                  (ii) Code Section 754 Election. The Manager shall, upon the written request of any Member, cause the Company to file an election under Section 754 of the Code and the Treasury Regulations promulgated thereunder to adjust the basis of the Company's assets under Section 734(b) or 743(b) of the Code and a corresponding election under the applicable sections of state and local law.

         (c) Company Tax Returns

                  (i) The Tax Matters Partner will prepare or cause to be prepared all required domestic and foreign tax returns and information returns of the Company, drafts of which shall be furnished to the Members within 90 days following the close of each fiscal year. Final returns shall be filed within 180 days of year end. The Company will pay for all reasonable out-of-pocket expenses (including accounting fees, if any) in connection with such preparation (it being understood that the Tax Matters Partner shall not receive any compensation from the Company for preparing such returns). Either Member may, at its own expense, engage a third party to review the tax returns and information returns prepared by the Tax Matters Partner pursuant to the preceding sentence. The Tax Matters Partner shall not file any such return without the approval of any Member that constitutes a "notice partner" (as defined in Section 6231(a)(8) of the Code) of the Company, which approval shall not be unreasonably withheld. Such "notice partner" member shall be deemed to have given such approval if such Member does not indicate its written objection (which may be delivered by facsimile) to the Tax Matters Partner within 45 days of the date that such Member receives a draft of such return. If a "notice partner" Member does not approve of any proposed filing of a return by the Tax Matters Partner, such Member and the Tax Matters Member shall seek, in good faith, to resolve their disagreement. If a "notice partner" Member and the Tax Matters Partner cannot resolve their disagreement within 10 days of receipt of such written notice by the Tax Matters Partner, either of such Member or the Tax Matters Partner may request, in writing with a copy sent to the other party, that the disagreement be resolved by the Company's independent public accountants and the independent public accountants shall be instructed to resolve the dispute in such manner as they believe will maximize, in the aggregate, the U.S. federal, state and local income tax advantages and will minimize, in the aggregate, the U.S. federal, state, and local income tax detriments, available to the Company's Members. The independent public accountants shall provide their written resolution of the disagreement to both the "notice partner" Member and the Tax Matters Partner within 15 days from the date that the independent public accountants were requested to resolve such disagreement. Any and all other tax returns shall be prepared in a manner directed by the Tax Matters Partner consistent with the terms of this Agreement. Each Member shall provide such information, if any, as may be reasonably requested by the Company for purposes of preparing such tax and information returns.

                  (ii) The Tax Matters Partner shall furnish a copy of all filed domestic and foreign tax returns and information returns for the Company to each of the Members. In addition, upon reasonable written notice provided to the Company by a Member (and as otherwise required by law), the Company shall furnish such Member, on a timely basis, with all information relating to the Company required to be reported in any U.S. federal, state or local tax return of such Member, including a report indicating such Member's allocable share for U.S. federal income tax purposes of the Company's income, gain, credits, losses and deductions.

                  (iii) The Members agree that the Company shall be treated as a partnership for U.S. federal income tax purposes. The Members agree to
         (A) approve electing partnership status with respect to the Company with the U.S. Internal Revenue Service and such other state and local taxing authorities as may be appropriate and to cooperate in providing all consents, signatures, documents and such other information as may be required with respect thereto; and (B) report all "partnership items" (as defined in Section 6231(a)(3) of the Code) of the Company consistent with such classification of the Company for U.S. federal, state and local tax purposes and with the returns filed by the Company; provided, however, that if any Member intends to file a notice of inconsistent treatment under Section 6222(b) of the Code, such Member shall at least 30 days prior to the filing of such notice, notify in writing the other Members of such intent and such Member's intended treatment of the item which is (or may be) inconsistent with the treatment of that item by the Company.

         (d) Tax Audits. The Manager shall be the "tax matters partner" of the Company, as that term is defined in Section 6231(a)(7) of the Code (the "Tax Matters Partner"), with all of the rights, duties and powers provided for in sections 6221 through 6232, inclusive, of the Code, provided that the Tax Matters Partner shall not pay or agree to pay any audit assessment, or any amount in settlement or compromise of any litigation, in respect of income tax liability of the Members attributable to the Interests in the Company, in excess of $500,000 in any one instance or series of related instances, unless approved by each Member whose financial interest in such matter exceeds $100,000 individually or in the aggregate. The Tax Matters Partner, as an authorized representative of the Company, shall direct the defense of any tax claims made by the Internal Revenue Service or any other taxing jurisdiction to the extent that such claims relate to adjustment of Company items at the Company level and, in connection therewith, shall retain and cause the Company to pay the fees and expenses of counsel and other advisors chosen by the Tax Matters Partner. The Tax Matters Partner shall also be responsible for timely filing all elections made by the Company. The Tax Matters Partner shall deliver to each Member and the Manager a semi-annual report on the status of all tax audits and open tax years relating to the Company, and shall consult with and keep all Members and the Manager advised of all significant developments in such matters coming to the attention of the Tax Matters Partner. All reasonable expenses of the Tax Matters Partner and its Affiliates (including reasonable internal time charges and reasonable disbursements) and other reasonable fees and expenses in connection with such defense shall be borne by the Company (it being understood that the Tax Matters Partner shall not receive any compensation from the Company for acting in such capacity). Except as provided in ARTICLE 13, neither the Tax Matters Partner nor the Company shall be liable for any additional tax, interest or penalties payable by a Member or any costs of separate counsel chosen by such Member to represent the Member with respect to any aspect of such defense. The Tax Matters Partner shall take any steps necessary pursuant to Section 6223(a) to designate AWS Sub as a "notice partner" (as defined in Section 6231(a)(8) of the Code). In addition, nothing in this Agreement is intended to waive any rights, including rights to participate in administrative and judicial proceedings, that a Member may have under Section 6221 through 6233 of the Code. Notwithstanding any other provisions of this Agreement, the provisions of Section 5.5(c) and Section 5.5(d) shall survive the dissolution of the Company or the termination of any Member's interest in the Company and shall remain binding on all Members for a period of time necessary to resolve with the U.S. Internal Revenue Service or any applicable state or local taxing authority all matters (including litigation) regarding the U.S. Federal, state and local income taxation, as the case may be, of the Company or any Member with respect to the Company.

         (e) Withholding

                  (i) The Company shall comply with all withholding requirements under U.S. federal, state, local and foreign tax laws and shall remit amounts withheld to, and file required forms with, the applicable taxing authorities. To the extent that the Company withholds and pays over any amounts to any taxing authority with respect to distributions or allocations to any Member, the amount withheld shall be charged to the Capital Account of such Member. The Company shall notify each of the Members of any withholding with respect to such Member, designating such Member's allocable share of such withholding tax. The Members hereby agree that they will not claim a credit in excess of the amount in such notice.

                  (ii) In the event of any claimed over-withholding by the Company, the Member shall have no rights against the Company or any other Member. Anything in the previous sentence to the contrary notwithstanding, if the Company is required to take any action in order to secure a refund or credit for the benefit of a Member in respect of any amount withheld by it, it will take any such action including, without limitation, applying for such refund on behalf of the Member and paying it over to such Member.

                  (iii) Except in the case of withholding pursuant to Section 1446 of the Code, if any amount required to be withheld was not withheld from actual distributions made to a Member, the Company shall require the Member to which the withholding was credited to reimburse the Company for such withholding; in the case of withholding pursuant to Section 1446 of the Code, no such reimbursement will be necessary as long as the other Members are subject to withholding in amounts proportionate to their Percentage Interests or otherwise receive a distribution of an equivalent amount.

                  (iv) In the event of any under-withholding by the Company, each Member agrees to indemnify and hold harmless the Company and the Tax Matters Member from and against any liability, including interest and penalties, with respect thereto.

                  (v) Each Member agrees to furnish the Company with any representations and forms as shall reasonably be requested by the Company to assist the Company in determining the extent of, and in fulfilling, the Company's withholding obligations.

                  (vi) Upon the request of any Member, the Company shall make any filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding or similar taxes imposed by any non-U.S. (whether sovereign or local) taxing authority with respect to amounts distributable or items of income allocable to such Member hereunder. Such Member shall cooperate with the Company in making any such filings, applications or elections to the extent the Company reasonably determines that such cooperation is necessary or desirable. Notwithstanding the foregoing, if such Member must make any such filings, applications or elections directly, the Company, at the request of such Member, shall provide such information and take such other action as may reasonably be necessary to complete or make such filings, applications or elections.

                                   ARTICLE 6

                                   MANAGEMENT

         Section 6.1. Manager

         The Manager at all times shall exercise control over the Company in compliance with FCC Rules. The Manager shall, subject to the terms of this Agreement, have the exclusive right and power to manage, operate and control the Company and to make all decisions necessary or appropriate to carry on the business and affairs of the Company, including the authority to appoint, promote, demote and terminate executives who oversee the day-to-day activities of the Company. In addition to the specific rights and powers herein granted to the Manager, the Manager shall possess and enjoy and may exercise all the rights and powers of a manager within the meaning of Section 18-101(10) of the Act, subject to the limitations of this Agreement, including the full and exclusive power and authority to act for and to bind the Company. In addition to any other rights and powers that the Manager may possess, the Manager shall have all specific rights and powers required or appropriate for the day-to-day management of the Company's business, which shall be managed by experienced professionals in accordance with the standards of first-rate operators of wireless communications companies. Except as determined by the Manager pursuant to this Agreement, no Member or representative shall have any right or authority to take any action on behalf of the Company with respect to third parties or to bind the Company.

         Section 6.2. Removal of Manager

         (a) Removal of Manager

         Subject to FCC approval if required, CTC shall be removed as the Manager, and the management of the Company shall be transferred to a successor Manager in accordance with Section 6.2(b) and Section 6.2(c), (i) if CTC is unwilling or unable to serve as the Manager, or would not be considered a Qualified Person if CTC itself were the applicant or licensee, as the case may be, in respect of the licenses bid for or held by the Company at any time prior to the

Reference Date, or commits a Significant Breach at any time, or (ii) in the event of Substandard Performance by the Company at any time after the Reference Date.

         (b) Successor Manager

         In the event that CTC is removed as the Manager pursuant to Section 6.2(a), the management of the Company shall be transferred to a successor Manager, which shall (i) be, if then required in order for the Company to retain the Auction Benefits, a Qualified Person, (ii) not be a competitor or an Affiliate of a competitor of AWS or its Affiliates and (iii) be subject to the prior approval of AWS, which approval shall not be unreasonably withheld. CTC (or, if it fails to do so, the other Members by affirmative vote of a majority of Percentage Interests not held by CTC) shall designate the successor Manager within five business days after notice from any other Member that one or more of the events specified in Section 6.2(a) has occurred. CTC shall take whatever steps are commercially reasonable to assist the successor Manager in assuming the management of the Company including, without limitation, transferring to the successor Manager all historical financial, tax, accounting and other data in the possession of CTC, and giving such consents, assigning such permits and executing such instruments as may be necessary to vest in the successor Manager those rights that were necessary for CTC to perform its obligations. The parties acknowledge and agree that, in order to attract and retain an appropriate successor Manager, the holders of a majority of the Percentage Interests not held by CTC may determine to cause the Company to issue Interests (or otherwise grant an equity interest or the equivalent) to such successor Manager, and that any such issuance or grant will be dilutive to the Members including CTC.

         (c) Dispute Resolution

         Any dispute over the removal of the Manager pursuant to Section 6.2(a) shall be resolved by arbitration in accordance with Section 11.3, provided, that
(i) the arbitrators shall be instructed to render their decision within 30 days after the commencement of any such proceeding and (ii) AWS shall pay (A) the fees and expenses of the arbitrators in connection with such proceeding and (B) if the arbitrators rule in favor of the Manager, the reasonable out-of-pocket fees and expenses of the Manager in connection with such proceeding.

         Section 6.3. Supermajority Approval Rights

         All Significant Matters shall require the prior written approval of AWS Sub; provided, that the approval of AWS Sub in the case of clause (13) (appointment of a replacement Management Company) of the definition of Significant Matters shall not be unreasonably withheld.

         Section 6.4. Business Plans and Budgets

         (a) Five-Year Business Plan

         As soon as practicable after the execution of this Agreement, CTC and AWS Sub will agree on a five-year high-level business plan (the "Five-Year Business Plan"), which shall include business forecasts, appropriate explanations of the Manager's proposed strategy, with details of assumptions used, and in addition will set forth the general goals and parameters for the

Company's business and operations consistent with good business practice in the wireless telecommunications industry.

         (b) Annual Business Plans and Budgets

         The Manager shall, after consultation with AWS Sub, prepare and adopt a detailed annual business plan and detailed annual budget. Drafts of each annual business plan and budget will be distributed to AWS Sub for its review and comment no later than 30 days following the adoption of the Five-Year Business Plan (in the case of the initial annual business plan and budget) and no later than 30 days prior to the end of each fiscal year of the Company (in the case of each subsequent annual business plan and budget). Each such annual business plan will set forth the business and operational parameters and objectives for such year, including appropriate explanations of the Manager's proposed strategy. Each such budget shall include a detailed breakdown of the following, together with the details of the material assumptions used: (i) monthly revenue, operating expenses and interest expenses; (ii) quarterly capital expenditures and cash flow; (iii) balance sheet and income statement; and (iv) expected funding requirements and the proposed methods of meeting such requirements. Each annual business plan and annual budget shall be consistent with the Five-Year Business Plan then in effect.

         (c) No Other Business Plans or Budgets

         No business plans or budgets shall be adopted except in accordance with the provisions of this Section 6.4.

         Section 6.5. Provisions Relating to Additional Members

         Notwithstanding anything herein to the contrary, neither the Additional Members nor their respective successors or Permitted Transferees shall have any voting rights as Members of the Company or otherwise in respect of their Interests, nor shall they have any right to participate in the management of the Company or in any decisions, elections or other determinations by the Members, except as expressly set forth herein.

                                   ARTICLE 7

                              TRANSFER RESTRICTIONS

         No Member may Transfer all or any part of its Interests, including interests in any of its Subsidiaries that directly or indirectly own Interests, except in compliance with the following provisions of this ARTICLE 7.

         Section 7.1. Restrictions

         (a) Transfers by Certain Members

         Except as expressly hereinafter set forth, without the consent of AWS Sub, the Members other than AWS Sub may not Transfer their Interests for seven years after the Initial Grant Date other than to their respective Permitted Transferees. Following the seventh anniversary of the Initial Grant Date, the Members other than AWS Sub shall, subject to Section 7.2 and the other provisions of this ARTICLE 7, have the right to Transfer their Interests to any Person; provided, that unless AWS and AWS Sub have defaulted in their obligation to pay the Put Price pursuant to Section 9.5, (i) the CTC Members may not Transfer their Interests to any Person unless all (but not less than all) of their collective Interests are transferred to such Person contemporaneously and (ii) Edge may not Transfer its Interests to any Person unless all (but not less than all) of its Interests are transferred to such Person contemporaneously.

         (b) No Transfer of Right to Manage

         The right to manage the Company pursuant to this Agreement shall not be transferable with the Interests of CTC without the prior written consent of AWS Sub. Accordingly, if CTC transfers 25% or more of its Interests, and AWS Sub elects not to exercise its right of first refusal pursuant to Section 7.3(a), then, subject to FCC approval, the right to manage the Company shall be transferred to a successor Manager, which shall (x) be, if then required in order for the Company to retain the Auction Benefits, a Qualified Person, (y) not be a competitor or an Affiliate of a competitor of AWS or its Affiliates and
(z) be subject to the prior approval of AWS Sub, which approval shall not be unreasonably withheld.

         (c) No Transfers to Competitors

         So long as AWS Sub owns an Interest, the Members other than AWS Sub may not transfer any or all of their Interests to a competitor of AWS Sub or its Affiliates, or an Affiliate of any such competitor, without AWS Sub's prior consent.

         (d) Certain Indirect Transfers

         Transfers (or issuances) of Equity Interests of any Person that directly or indirectly owns Equity Interests in a Member shall be considered a transfer by such Member of its Interests in the Company if the Fair Market Value of such Interests is 25% or more of the Fair Market Value of (x) such Person or
(y) the Equity Interests being transferred or issued; provided, that transfers or issuances of Equity Interests issued by AT&T Corp. or AWS shall in no event be considered a transfer by AWS Sub of its Interests.

         Section 7.2. Exceptions

         (a) Transfers by Members of CTC

         The provisions of Section 7.1 shall not apply to (i) the Cash Equity Investors, except with respect to transfers of their interests in CTC, whether held directly by the Cash Equity Investors or through one or more intermediaries (it being understood that this exception is intended to restrict transfers effected by the Cash Equity Investors themselves and their Subsidiaries, rather than transfers effected by direct and indirect owners of interests in the Cash Equity Investors), and (ii) transfers or issuances of the Equity Interests of the Alaska Native Corporations, unless such transfer results in a Change of Control of ASRC or would impair the ability of the Company to realize the Auction Benefits.

         (b) Transfers by AWS Members

         Notwithstanding anything herein to the contrary, but subject to the provisions of Section 15.3, the restrictions set forth in Section 7.1 shall not apply to (A) transfers of Interests in the Company held by AWS Sub (or its Permitted Transferees) to any direct or indirect wholly owned Subsidiary of AT&T Corp. or of AWS or (B) transfers of direct or indirect interests in AWS Sub to any direct or indirect wholly owned Subsidiary of AT&T Corp. or of AWS.

         (c) Transfers by Edge

         The provisions of Section 7.1 shall not apply to transfers or issuances of the Equity Interests of Edge Holding, or to the transfer of all (but not less than all) of the Interests held by Edge to a new entity ("New Edge"), unless such transfer, issuance or distribution (i) is to a competitor or an Affiliate of a competitor of AWS or its Affiliates, (ii) results in a Change of Control of Edge or (iii) would impair the ability of the Company to realize the Auction Benefits.

         (d) Pledges by Certain Members

                  (i) The members of CTC may pledge their Equity Interests in CTC to secure loans the proceeds of which are used to fund their capital contributions to CTC to the extent necessary for CTC to obtain the capital required to be contributed to the Company hereunder, provided, that any such pledge and its terms (A) shall be subject to the prior approval of AWS Sub, which shall not be unreasonably withheld, and (B) shall in no event permit the lender to take any action that would impair the Company's eligibility to hold any of the licenses won in the Auction or that could result in the Company's losing any Auction Benefits.

                  (ii) Edge may pledge its Interests to a bank, or other financial institution of nationally recognized standing, provided, that any such pledge and its terms (A) shall be subject to the prior approval of AWS Sub, which shall not be unreasonably withheld, and which shall be granted if the pledge provides AWS Sub or its Affiliates with a right of first refusal (satisfactory to AWS Sub in its reasonable discretion) with respect to any sale or other disposition of Interests by the lender upon a foreclosure and is otherwise on customary terms, and (B) shall in no event permit the lender to take any action that would impair the Company's eligibility to hold any of the licenses won in the Auction or that could result in the Company's losing any Auction Benefits.

         Section 7.3. Right of First Refusal

         (a) Notice and Exercise of Right

         If, following the expiration of the seven-year period referred to in
Section 7.1(a), any Members other than AWS Sub (the "Sellers") receive and wish to accept a bona fide written offer (the "Offer") from a bona fide third party who is not a Permitted Transferee (the "Offeror") to purchase all or (except as otherwise provided below) any portion of their Interests (the "Offered Interests"), then the Sellers shall give notice of such Offer (the "Offer Notice") to AWS Sub, which notice shall identify the Offeror, enclose a copy of the Offer, and irrevocably offer to AWS Sub the right to purchase the Offered Interests at the same purchase price, which must be payable in cash, and on the other terms and conditions as specified in the Offer (if the Offered Interests are the only assets being sold) or for cash at their Fair Market Value (if the Offered

Interests are being Transferred in such transaction or series of related transactions with other assets or for consideration other than cash); provided, that AWS Sub shall be entitled to pay for the Offered Interests with instruments of indebtedness to the extent the Offer contemplates the delivery of instruments of indebtedness; provided, further, that unless AWS and AWS Sub shall have defaulted in their obligation to pay the Put Price pursuant to Section 9.5, the Offered Interests must constitute all (but not less than all) of the Interests of the Sellers. AWS Sub may exercise its right to purchase the Offered Interests by notifying the Sellers in writing of its election to purchase within 21 days after the later of (x) delivery of the Offer Notice and (y) any determination of Fair Market Value pursuant to Section 7.7 or otherwise.

         (b) Closing of Purchase

         If AWS Sub duly elects to purchase the Offered Interests, the closing of such purchase (the "RoFR Closing") shall take place on a date agreed to by the Sellers and AWS Sub, but in no event later than 30 days following the exercise by AWS Sub of its election to purchase; provided, that if governmental or regulatory approval is required for AWS Sub to consummate its purchase and has not been obtained, the RoFR Closing with respect to such purchase may be deferred until no later than 30 days following the finality of the order granting such approval, unless finality is waived by AWS Sub.

         (c) Representations at Closing

         At any RoFR Closing, the Sellers shall represent and warrant in writing to AWS Sub only that the Sellers (i) are the sole beneficial and record owners of the Offered Interests and have good and marketable title thereto free and clear of all Liens (other than restrictions imposed pursuant to this Agreement) and (ii) have full power and authority to sell the Offered Interests without conflict with the terms of any law, order or material agreement or instrument binding upon them or their assets; and the Sellers shall deliver to AWS Sub such customary instruments of assignment with respect to the Offered Interests as may be reasonably requested by AWS Sub.

         (d) Sale to Third Party

         Subject to Section 7.2(b), if AWS Sub fails to exercise its right to purchase the Offered Interests, the Sellers may accept the Offer and sell the Offered Interests to the Offeror; provided, that such sale shall be at a price, and on other terms and conditions, no less favorable than those specified in the Offer Notice and otherwise in accordance with this ARTICLE 7. If such sale is not consummated within 90 days after the expiration of the applicable time periods specified in paragraph (b) above, subject to extension for up to an additional 360 days as shall be necessary to obtain any required governmental or regulatory approval, such right to sell shall lapse and Transfers of the Offered Interests shall again be subject to the provisions of this Section 7.3.

         (e) Assumption of Agreements

         At any closing with respect to a sale to a third party, the Offeror shall execute a counterpart to this Agreement and any Related Agreements to which the Sellers or their Affiliates are party and shall be bound by the provisions of and assume the obligations of the Sellers under all such Agreements. The Sellers and the Offeror shall execute such documents as AWS Sub may reasonably request to evidence such assumption. Notwithstanding the foregoing, the Sellers shall not be relieved of any of their obligations under this Agreement or any Related Agreement arising prior to such sale, to the extent such obligations shall not be discharged by the third party.

         Section 7.4. Tag-Along Right

         In lieu of exercising its rights under Section 7.3, AWS Sub may, within 30 days following receipt of any Offer Notice, elect to participate in such sale by including therein all (but not less than all) of its Interests in the Company. Such sale, if any, shall be made on the same terms and conditions as the sale described in the Offer Notice (except that in the sole discretion of AWS Sub, provided that AWS and AWS Sub shall not have defaulted in their obligation to pay the Put Price pursuant to Section 9.5, instead of receiving the same consideration payable to the Sellers, the consideration payable to AWS Sub shall be a cash amount equal to the Fair Market Value of its Interests to be transferred) and the Sellers may not consummate their sale unless such sale, if any, by AWS Sub is consummated simultaneously in accordance with the terms hereof. If AWS Sub fails to elect to participate in such sale and such sale is not consummated within the applicable time periods specified above in Section 7.3, the restrictions provided for in this Section 7.4 shall again become effective, and no transfer of Interests may be made thereafter by the Sellers other than in accordance with this ARTICLE 7.

         Section 7.5. Substituted Members

         Prior to any Transfer of Interests by a Member, the transferor shall deliver to other Members a notice setting forth the identity of the transferee, and shall provide such other information as the other Members may reasonably request in connection with such Transfer. The transferee shall be admitted as a Member upon execution of a counterpart to this Agreement evidencing its agreement to be bound hereby. Upon the admission of any such transferee as a Member, the transferring Member or Members shall be relieved of any obligation arising under this Agreement subsequent to such Transfer with respect to the Interests being transferred (provided that the transferee shall assume all such obligations), and if the transferring Member no longer holds any Interests, the transferring Member shall be relieved of its obligations arising under this Agreement to the extent provided in Section 15.3. In connection with any Transfer of an Interest or any portion thereof (other than pursuant to ARTICLE
9), and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the Manager, and a majority in Percentage Interest of the non-transferring Members, with such documents regarding the Transfer as the Manager may reasonably request (in form and substance satisfactory to the Manager), including a copy of the Transfer instrument, a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member), a legal opinion that the Transfer complies with applicable federal and state securities laws, a legal opinion that the Transfer will not result in the Company's termination under Section 708 of the Code (unless the Member making such Transfer and the assignee agree, by execution and delivery of a written instrument, in form and substance reasonably satisfactory to the Manager and a majority in Percentage Interest of the non-transferring Members, to indemnify the Company and the other Members with respect to any liabilities, obligations, damages, losses, costs and expenses, including but not limited to reasonable attorneys' fees and court costs, arising out of such a termination of the Company resulting from such transfer) and a legal opinion that the Transfer will not violate the FCC Rules (including adversely affecting the status of the Company in the Auction as an entrepreneur and very small business under the relevant FCC Rules) or this

Agreement. In connection with any Transfer (other than pursuant to ARTICLE 9), the Company will, at the request of the Member making such Transfer and at such Member's sole expense, use commercially reasonable efforts to cause to be made any filing required by the FCC.

         Section 7.6. Invalid Transfers Void

         Any purported Transfer of an Interest or any part thereof not in compliance with the provisions of this ARTICLE 7 shall be void and of no force or effect and the transferring Member shall be liable to the other Members and the Company for all liabilities, obligations, damages, losses, costs and expenses (including but not limited to reasonable attorneys' fees and court costs) arising out of such non-complying Transfer.

         Section 7.7. Determination of Fair Market Value

         The Fair Market Value of Interests to be transferred or other property received pursuant to this Agreement shall be determined in accordance with this
Section 7.7. For purposes of this Section 7.7, Sellers owning a majority of the applicable Offered Interests shall have the right to act on behalf of the Sellers. Within 15 days after the delivery of the notice requiring such determination, the Sellers and AWS Sub shall attempt in good faith to agree on the Fair Market Value. If the Sellers and AWS Sub fail within 15 days thereafter to agree thereon, each of the Sellers and AWS Sub shall deliver a notice to the other appointing as its appraiser ("Appraiser") an independent accounting or investment banking firm of nationally recognized standing. The Sellers and AWS Sub by mutual agreement shall also appoint a third Appraiser. If after appointment of the two Appraisers, the Sellers and AWS Sub are unable to agree upon a third Appraiser, such appointment shall be made within fifteen days of the request by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in the appraisal of the type of property then the subject of appraisal. The decisions of the three Appraisers so appointed and chosen shall be given within 30 days after the selection of such third Appraiser. If the determination of one Appraiser differs from the middle determination by more than twice the amount by which the other determination differs from the middle determination, then the determination of such Appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive on the parties; otherwise the average of all three determinations shall be binding and conclusive. The Sellers' obligation to provide an Offer Notice pursuant to Section 7.2 shall not be applicable until the date of delivery of such determination to AWS Sub. The costs of conducting any Appraisal Procedure shall be borne as follows: (x) the costs of the Appraiser designated by the Sellers and other costs separately incurred by the Sellers shall be borne by the Sellers; (y) the costs of the Appraiser designated by AWS Sub and other costs separately incurred by AWS Sub shall be borne by AWS Sub; and (z) the costs of the third Appraiser, if any, shall be shared equally by the Sellers and AWS Sub.

         Section 7.8. Acceptance of Prior Acts

         Any Permitted Transferee or other Person who becomes a Member of the Company, accepts, ratifies and agrees to be bound by all actions duly taken pursuant to the terms and provisions of this Agreement by the Company prior to the date it became a Member and, without limiting the generality of the foregoing, specifically ratifies and approves all agreements and other instruments as may have been executed and delivered on behalf of the Company prior to the said date and which are in force and effect on said date.

                                   ARTICLE 8

                             OFFER TO SELL LICENSES

         Section 8.1. Offer to Sell

         Within 15 days after each of the first, second, third, fourth and fifth anniversaries of the first Initial Grant Date, the Manager may, by notice to AWS Sub, cause the Company to make an irrevocable offer to sell to AWS Sub each of the open licenses then held by the Company. AWS Sub may elect to accept such offer in whole or in part in its discretion by notice given to the Company within 15 days after receipt of the Company's offer; provided, that if any penalties or interest might be payable to the FCC on account of the transfer of any such open license, AWS Sub's deadline for accepting the Company's offer shall be extended until such time as the amount of such penalties or interest may be determined by AWS Sub.

         Section 8.2. Purchase Price

         (a) Exempt Open Licenses

                  (i) Subject to the definition of Exempt Open License, the purchase price for each Exempt Open License shall be equal to the sum of (A) the net winning bid paid by the Company for such open license in the Auction; plus (B) an amount equal to a 24.7% per annum return on the amount specified in clause (A) above, from and including the dates on which CTC and the Additional Members made their capital contributions with respect to such open license (as determined in accordance with clause (ii) below) until but not including the date on which the purchase price is paid, calculated on the basis of the actual number of days elapsed in such periods and compounded annually; plus
         (iii) the aggregate amount of any penalties or interest which the Company may be required to pay to the FCC on account of the sale of such open license.

                  (ii) For purposes of calculating the 24.7% per annum return in clause (i) above: (A) the aggregate amount of capital contributions made by each applicable Member shall be allocated between the open licenses and the closed licenses won by the Company in the Auction, pro rata on the basis of their respective net winning bids (the amount allocated to the open licenses is referred to herein as the "open license portion"); (B) the open license portion of each applicable Member shall be allocated among all of the open licenses, pro rata on the basis of their respective net winning bids; and (C) the amount of the open license portion of each applicable Member allocated to each open license shall be further allocated among the dates on which capital contributions were made by such Member, pro rata on the basis of the amounts of such capital contributions. The allocations described in the foregoing sentence shall be determined by CTC and AWS Sub and set forth in Schedule 3 on or prior to the Initial Grant Date.

         (b) Other Open Licenses

         Subject to the definition of Exempt Open License, the purchase price for each open license that is not an Exempt Open License shall be equal to the sum of (i) the net winning bid paid by the Company for such open license in the Auction; plus (ii) the aggregate amount of any penalties or interest which the Company may be required to pay to the FCC on account of the sale of such open license.

         Section 8.3. Closing

         AWS Sub shall pay the purchase price of any open license, against delivery of customary documentation effecting the transfer of such license to AWS Sub free and clear of Liens, at a closing to be held within five business days following the acceptance of the Company's offer by AWS Sub or, if FCC or other Governmental Authority approval is required in connection with such sale, within two business days after the last such approval is obtained by a preliminary order or decision from the FCC or other Governmental Authority (whether or not any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any such sua sponte action by the FCC or other Governmental Authority with similar effect, has expired).

         Section 8.4. Distribution to Members

         It is the intent of the parties that, upon the consummation of any sale of Exempt Open Licenses pursuant to this ARTICLE 8, the CTC Members and the Additional Members shall receive an amount equal to their pro rata share, determined in accordance with their respective Percentage Interests (on a fully diluted basis taking into account the conversion of all Company Securities), of the net proceeds from such sale (excluding for this purpose any amount set forth in clause (iii) of Section 8.2(a)). The parties acknowledge that the amount of such sale proceeds that may be distributed to the CTC Members and the Additional Members by the Company is likely to be limited by the terms of the Company's indebtedness. Accordingly, AWS shall have the right and the obligation to make up any deficiency, provided, that the manner in which AWS does so (whether by a direct payment to the CTC Members and the Additional Members, or a capital contribution or advance to the Company that is distributed to the CTC Members and the Additional Members, or otherwise) shall be determined by AWS in its sole discretion so long as the economic rights of the CTC Members and the Additional Members are not adversely affected.

                                   ARTICLE 9

                                    PUT RIGHT

         Section 9.1. Put Right

         During the Put Period, CTC shall have the right (the "Put") to require AWS to purchase all (but not less than all) of the collective Interests held by the CTC Members and the Additional Members at a purchase price (the "Put Price") determined in accordance with Section 9.3 and subject to the other terms and conditions set forth in this ARTICLE 9.

         Section 9.2.      Put Exercise

         CTC may exercise the Put, on behalf of itself and the CTC Members and the Additional Members, if any, by delivering a notice of exercise to AWS during the Put Period. Any such election shall be irrevocable as to all of the CTC Members and the Additional Members. No Member other than CTC shall have any right to exercise the Put. If CTC exercises the Put, it shall (i) within five business days thereafter file with the FCC an appropriate application for transfer of control of the licenses held by the Company and, if the Put Period begins prior to the Reference Date, an appropriate certification that the minimum build-out of the licenses held by the Company has been completed, (ii) resign as Manager, such resignation to be effective on the closing of the Put following FCC approval thereof, in which event CTC shall cooperate with AWS Sub in identifying a successor manager of the Company, and (iii) take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Put (including without limitation the making of all filings necessary under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, provided that AWS Sub shall reimburse CTC for the filing fee payable in connection with any such filings).

         Section 9.3.      Put Price

             (a) After Reference Date

         If the Put is exercised on or after the Reference Date, then the Put Price shall be equal to:

                  (i) the sum of all cash contributions made by the CTC Members and the Additional Members to the capital of the Company (up to a maximum of $262,500,000 in the case of the CTC Members and $7,500,000 in the case of Edge) not allocable to the licenses (if any) that are transferred to the New LLC as contemplated by Section 9.7 (it being understood that, for purposes of this Section 9.3, and notwithstanding
         Section 2.2(c)(ii), all capital contributions to the Company made by the CTC Members and the Additional Members shall be allocated to the licenses acquired by the Company in the Auction on a pro rata basis in accordance with their respective purchase prices); plus

                  (ii) an amount equal to a 24.7% per annum return on the contributions described in Section 9.3(a)(i), from and including the respective dates on which such contributions were made until but not including the date on which the Put Price is paid (the "Date of Payment") (except that if CTC exercises the Put after the first day of the Put Period, no return shall accrue on the contributions described in Section 9.3(a)(i) from and including the second day of the Put Period until but not including the date on which CTC exercises the
         Put), calculated on the basis of the actual number of days elapsed in such periods and compounded annually;

                  provided, that if (i) any open licenses won by the Company in the Auction shall have been sold by the Company pursuant to
                  ARTICLE 8 and (ii) any portion of the proceeds from such sales shall have been distributed or paid to the CTC Members and the Additional Members pursuant to Section 8.4, then the Put Price shall be reduced by the aggregate amounts so distributed or paid plus, in the case of distributions or payments to the CTC Members and the Additional Members of their pro rata share (based on their equity percentage on a fully diluted basis taking into account the conversion of all Company Securities) of the proceeds from such sales not to exceed the Exempt Amount, an amount equal to a 24.7% per annum return on such distributions or payments from and including the date made until the Date of Payment, calculated on the basis of the actual number of days elapsed in such periods and compounded annually; plus

                  (iii) the amount of any Adjusted Bidding Credits to which the CTC Members and the Additional Members are entitled pursuant to Section 9.6.

             (b) Before Reference Date

         If the Put is exercised prior to the Reference Date, then the Put Price shall be equal to:

                  (i) the Put Price that the CTC Members and the Additional Members would have received under Section 9.3(a)(i) and Section 9.3(a)(ii), including the proviso thereto, calculated as if the Put Price were paid on the Reference Date, discounted at the rate of 5% per annum from the Reference Date to the Date of Payment; plus

                  (ii) the amount of any Adjusted Bidding Credits to which the CTC Members and the Additional Members are entitled pursuant to Section 9.6.

         Section 9.4.      Put Closing

         Except as otherwise provided in Section 9.5(d), AWS shall, or shall cause AWS Sub or (subject to Section 15.3) another designee, to pay the Put Price, against delivery of customary documentation (including without limitation representations regarding the Interests being transferred in substantially the form of the representations required to be delivered pursuant to Section 7.3(c)) effecting the transfer of the Interests to AWS or AWS Sub or such designee, as the case may be, free and clear of Liens, at a closing to be held within five business days following the exercise of the Put by CTC or, if FCC approval is required in connection with the Put, within two business days after such approval is obtained by a preliminary order or decision from the FCC (whether or not any appeal or request for reconsideration or review of such order is pending, or whether the time for filing any such appeal or request for reconsideration or review, or for any such sua sponte action by the FCC with similar effect, has expired), but in no event later than one year following the exercise of the Put by CTC. Upon closing of the Put, the Members other than AWS shall automatically cease to be (i) Members of the Company and (ii) parties to this Agreement, in each case without any further action required of the parties hereto.

         Section 9.5.      Payment

             (a) Consideration

         The Put Price may be paid in cash or in Marketable Securities or any combination thereof. If paid in Marketable Securities, the CTC Members and the Additional Members shall use commercially reasonable efforts to sell such securities as soon as reasonably practicable and in any event within ten business days after receipt thereof, and the CTC Members and the

Additional Members shall provide such information as may be reasonably requested by the AWS in order to confirm the amount of the sales proceeds. If the net proceeds received by the CTC Members or the Additional Members, as the case may be, upon the sale of such Marketable Securities during such ten-day period exceeds the Put Price allocable to such party, then the CTC Members or the Additional Members, as applicable, shall pay to AWS such excess and if the net proceeds received by the CTC Members or the Additional Members, as the case may be, upon the sale of such Marketable Securities is less than the Put Price allocable to such party, then AWS shall pay the deficiency to the CTC Members or the Additional Members, as applicable, in either case upon demand made within three business days following the expiration of such ten-day period.

             (b) Obligation to Pay

         The obligation of AWS to pay the Put Price at the closing of the Put shall not be subject to any set-off or offset of whatsoever nature, and AWS shall make such payment regardless of the value of the assets held by the Company or any breach or claim of breach of any provision by CTC or any Additional Member (it being understood that AWS shall have all of its other rights and remedies available at law or in equity with respect to any such breach), or other circumstances or occurrences, including bankruptcy, insolvency, liquidation or winding up of CTC or any Additional Member or any other agreement among or between the Members or the parties to this Agreement. In addition, AWS shall make such payment whether or not the Company is or has been declared bankrupt and whether or not any Interests then exist (provided, that in such event the CTC Members and the Additional Members shall have assigned to AWS Sub as of the Date of Payment, by execution of documentation reasonably satisfactory to AWS Sub, all of the rights and interests derived from such Interests that no longer exist). CTC shall not make any distribution to its members pending any good faith claims existing on the Date of the Payment by AWS or AWS Sub against CTC or its Affiliates until the earlier of completion of arbitration of such claims pursuant to Section 11.3 or one year after the closing of the Put; provided, that the amount CTC shall refrain from distributing shall be limited to the aggregate amount of any such claims. No Additional Member shall make any distribution to its members pending any good faith claims existing on the Date of the Payment by AWS or AWS Sub against such Additional Member or its Affiliates until the earlier of completion of arbitration of such claims pursuant to Section 11.3 or one year after the closing of the Put; provided, that the amount such Additional Member shall refrain from distributing shall be limited to the aggregate amount of any such claims.

             (c) Senior Obligation

                  (i) The Put shall be a senior obligation of AWS and shall rank pari passu in right of payment with all other senior obligations of AWS (it being understood that, except as provided below, inter-company obligations shall rank junior for purposes of this Section 9.5).

                  (ii)     Notwithstanding clause (i) above:

                           (A) Prior to the Replacement Date, the Put may be
                  subordinated to up to $10 billion of inter-company obligations of AWS to AT&T Corp. and/or its Affiliates ("Rollover Debt"). Prior to the Replacement Date, the Put shall at all times either (1) rank pari passu in right of payment with all senior obligations of AWS other than $10 billion of Rollover Debt or (2) be secured by an irrevocable letter of credit in favor of CTC and the Additional Members, from a national financial institution reasonably acceptable to CTC, securing the maximum amount payable under the Put if the Put Price were paid on the date which is six months after the Reference Date (it being understood that the election between alternatives
                  (1) and (2) shall be in the discretion of AWS). "Replacement Date" means the date that is (x) nine months following the Initial Grant Date or (y) if later, the date that is three months following the completion of the spinoff of AWS from AT&T Corp. but in no event more than 12 months following the Initial Grant Date.

                           (B) From and after the Replacement Date, the Put
                  shall at all times either (1) rank pari passu in right of payment with all senior obligations of AWS or (2) be secured by an irrevocable letter of credit in favor of CTC and the Additional Members, from a national financial institution reasonably acceptable to CTC, securing the maximum amount payable under the Put if the Put Price were paid on the date which is six months after the Reference Date (it being understood that the election between alternatives (1) and (2) shall be in the discretion of AWS).

                  (iii) The Put shall be unsecured; provided, that to the extent that any senior obligations of AWS are secured, the Put with respect to that portion of the Interests held indirectly by Alaska Native Corporations shall share ratably in such security, i.e., such portion of the Put shall rank pari passu with all senior secured obligations of AWS and AWS will grant for the benefit of such Alaska Native Corporations a pro rata Lien in any such collateral on terms and subject to conditions that are substantially similar to the terms and conditions of the Liens in such collateral granted to senior lenders of AWS.

             (d) Prepayment of Put Price

         If CTC exercises the Put, AWS may in its sole discretion make, or cause AWS Sub to make, an advance payment to CTC and the Additional Members of any portion of the Put Price as AWS may determine, and in such event the 24.7% per annum return shall cease to accrue on the amount of such advance payment on the date such advance payment is made. CTC and the Additional Members shall take all actions reasonably requested by AWS Sub, consistent with FCC Rules, to accomplish the closing of the Put as promptly as practicable. In all events, CTC and the Additional Members shall continue to comply with the covenants set forth in Section 12.2(a) and Section 12.2(b). Without limiting the generality of the foregoing, each of CTC and the Additional Members agrees that, if FCC approval of the Put is not obtained within one year after the Put is exercised, CTC and the Additional Members will take such other actions as may be reasonably requested by AWS to accomplish the foregoing objectives, including without limitation transferring the Interests to a third party upon FCC approval therefor.

         Section 9.6.      Allocation of Bidding Credits

         At the Date of Payment, AWS shall, or shall cause AWS Sub to, pay (i) CTC an amount equal to the CTC Portion and (ii) Edge an amount equal to the Edge Portion; provided, that if the

Company fails to make the offer to sell its open licenses to AWS pursuant to
Section 8.1 on any date specified therein, AWS shall have no obligation to pay and the CTC Members and the Additional Members shall have no right to receive any of the Adjusted Bidding Credits unvested at any time within 30 days prior to such date (i.e., bidding credits that would have been forfeited under applicable FCC Rules if the Company had made the applicable offer, and AWS Sub had accepted such offer in whole and such purchase and sale had been completed, within 30 days prior to such date).

         Section 9.7.      New LLC

         If, at the time of exercise of the Put, the FCC Rules restricting the free transferability of C or F block PCS licenses or interests therein still apply to some (but not all) of the licenses then held by the Company, the Members shall form a new Delaware limited liability company (the "New LLC"), under the terms and conditions described in this Section 9.7, and shall transfer, subject to the consent of the FCC, to the New LLC all of such licenses (and all corresponding assets, liabilities, capital accounts and rights). The New LLC shall be governed by a limited liability company agreement that is identical to this Agreement as then in effect. The New LLC will have the benefit of any and all contracts relating to the licenses transferred to the New LLC.

         Section 9.8.      Terminated Auction Purchase

             (a) Licenses Are Not Granted or Are Revoked

         Notwithstanding the foregoing provisions of this ARTICLE 9, if after completion of the Auction the winning bid for any license won by the Company is rejected or the award of any license to the Company is rescinded or revoked as the result of action by the FCC or by any court or other Governmental Authority, then:

                  (i) except as otherwise provided in clause (ii) below, to the extent that any upfront payment or other License Payment for such license is refunded by the FCC within a year following the date on which CTC made the capital contribution in respect of such License, (1) except as provided below, the Company will return to the Members the respective amounts of capital provided by them in respect of such license and (2) AWS will pay to CTC and the Additional Members an amount equal to a 24.7% per annum return on the amount (up to a maximum of $262,500,000 in the case of the CTC Members and $7,500,000 in the case of Edge) of such capital provided by them from the date of their respective capital contributions through the date that such return is paid to them; and

                  (ii) to the extent that any upfront payment or other License Payment for such license is refunded by the FCC after a year following the date on which CTC made such capital contribution, or within a year of such date if such license is granted and subsequently rescinded or revoked, (1) except as provided below, the Company will return to the Members the respective amounts of capital provided by them in respect of such license and (2) AWS will pay to CTC and the Additional Members an amount equal to a 24.7% per annum return on the amount (up to a maximum of $262,500,000 in the case of the CTC Members and $7,500,000 in the case of Edge) of such capital provided by them from the date of their respective capital contributions through

                           (A) the first anniversary of such capital
                  contribution if such payment is refunded within 12 months following the date of its capital contribution,

                           (B) the 18-month anniversary of such capital
                  contribution if such payment is refunded on or after the first anniversary and before the 18-month anniversary of the date of its capital contribution,

                           (C) the second anniversary of such capital
                  contribution if such payment is refunded on or after the 18-month anniversary and before the second anniversary of the date of its capital contribution,

                           (D) the third anniversary of such capital
                  contribution if such payment is refunded on or after the second anniversary and before the third anniversary of the date of its capital contribution,

                           (E) the fourth anniversary of such capital
                  contribution if such payment is refunded on or after the third anniversary and before the fourth anniversary of the date of its capital contribution, and

                           (F) the fifth anniversary of such capital
                  contribution if such payment is refunded on or after the fourth anniversary and before the fifth anniversary of the date of its capital contribution;

provided, that if the winning bid for any license won by the Company is rejected, or the award of any license to the Company is rescinded or revoked, as the result of a breach by CTC of its representations or covenants in Section 12.1(i), Section 12.2(c) and Section 12.3, then CTC and the Additional Members shall be entitled only to a return of the amount of capital contributed by CTC and the Additional Members to the Company in respect of such license.

                  (iii) Notwithstanding the foregoing provisions of this Section 9.8(a), if after giving effect to any such rejection, rescission or revocation of licenses, the aggregate amount of capital deployed by the Company is at least $525,000,000, no capital shall be returned to CTC or any Additional Member and the provisions of Section 9.1 through
         Section 9.7 (inclusive) shall continue to apply to all of the capital contributed to the Company by the CTC Members and the Additional Members.

             (b) Threatened Revocation of Licenses

         If the award of any license won by the Company in the Auction is challenged in a proceeding brought before the FCC or any court of competent jurisdiction within 15 months after the date on which CTC contributed capital to the Company that was used to fund the upfront fee or other License Payment in respect of such license, AWS will offer CTC the opportunity to recover the portion of any such amount allocable to the contributions made by the Cash Equity Investors by selling a corresponding portion of its Interests. If CTC elects within 30 days of such offer to sell such Interests, the purchase price shall be equal to CTC's portion of the aggregate amount (up to a maximum of $262,500,000) of any upfront fee or other License Payment in respect of the relevant licenses plus a 24.7% per annum return on such aggregate amount from the date(s) of the corresponding capital contributions through the date that such return is paid to

CTC. If CTC does not elect to sell such Interests, the provisions of subparagraph (a) above shall apply to any license that is the subject of any such proceeding, and if the challenge to the award of any license won by the Company in the Auction is upheld as the result of a breach by CTC of its representations or covenants herein, then CTC shall be entitled only to a return of the amount of capital contributed by CTC to the Company in respect of such license (and CTC shall promptly remit to AWS any excess received by CTC to which it is not entitled, and which excess CTC agrees not to distribute to its members pending the resolution of such challenge).

             (c) Calculation of Return

         The 24.7% per annum return in this Section 9.8 shall be calculated in accordance with the provisions of Section 8.2(a)(ii).

                                   ARTICLE 10
                               REGISTRATION RIGHT

         Section 10.1.     Registration Right

         On a single occasion during the 180-day period following the ninth anniversary of the Initial Grant Date, the CTC Members may elect to cause the Company (i) to convert to a corporation ("Newco") and (ii) subject to the following provisions of this ARTICLE 10, to register for sale in an underwritten public offering (the "Offering") shares of capital stock of Newco issued to such Members upon conversion, so long as the anticipated gross proceeds to the CTC Members from the Offering are greater than $100,000,000 in the aggregate. If the CTC Members make such election, the Members and the Company shall promptly take such steps as may be necessary or desirable to effectuate the provisions of this
ARTICLE 10.

         Section 10.2.     Right to Purchase - Preliminary Range

         The underwriters of the Offering (who shall be selected by the CTC Members and shall be reasonably acceptable to AWS Sub) will, within 30 days after delivery of such election, in good faith establish a preliminary range for the price to the public in the Offering. AWS Sub may elect to purchase all, but not less than all, of the Interests of the Company (i.e., prior to the conversion into Newco) then held by the Members other than AWS Sub, at a price equal to the lesser of (i) 80% of the midpoint of the preliminary range and (ii) an amount equal to the Put Price (excluding any Adjusted Bidding Credits) as of the Reference Date plus simple interest on such amount at a rate of 15% per annum from the Reference Date until paid. If AWS Sub fails to make such election, the Offering will proceed.

         Section 10.3.     Right to Purchase - IPO Price

         If the final price per share at which shares of capital stock of Newco are to be offered to the public (the "IPO Price") is lower than the midpoint of the preliminary range by $1.00 or more, AWS Sub may elect, within 24 hours after the determination of the IPO Price (during which time the registration statement will not become effective), to purchase all, but not less than all, of the Interests of the Company (i.e., prior to the conversion into Newco) then held by the Members other than AWS Sub, at a price equal to the lesser of (i) 80% of the IPO Price and (ii) an amount equal to the Put Price (excluding any Adjusted Bidding Credits) as of the Reference

Date plus simple interest on such amount at a rate of 15% per annum from the Reference Date until paid. If AWS fails to make such election, the Members other than AWS Sub will (subject to Section 10.4) have 90 days to complete the Offering.

         Section 10.4.     Right to Defer the Offering

         If AWS Sub determines that a registration pursuant to this ARTICLE 10 would interfere with any pending or contemplated material acquisition, disposition, financing or other material transaction involving the Company or AWS or any of its Affiliates or would require the Company to disclose material information that would otherwise not be disclosed at such time (and such disclosure would be prejudicial to the Company), the Company will defer such registration at the request of AWS; provided, that the aggregate of all such deferrals shall not exceed 180 days in any 360-day period.

         Section 10.5.     Registration Expenses

         Except as hereinafter provided, all expenses incident to the Company's performance of or compliance with this ARTICLE 10 will be borne by the Company. In addition, the Company shall pay or reimburse the Members participating in the Offering (the "Participating Members") for the reasonable fees and expenses of one attorney to the Participating Members selected by CTC incurred in connection with a registration pursuant to this ARTICLE 10. Except as provided in the immediately preceding sentence, each Participating Member shall bear the costs and expenses of any underwriters' discounts and commissions or other fees, brokerage fees or transfer taxes relating to the Interests in the Company or shares of capital stock of Newco sold by such Member, and the fees and expenses of any other attorneys, accountants or other representatives retained by such Member.

         Section 10.6.     Registration Procedures

         If Newco is required to effect the Offering, Newco will, as promptly as reasonably practicable:

             (a) prepare and file with the SEC a registration statement on an appropriate form, and thereafter use its reasonable best efforts to cause such registration statement to become effective and to remain effective and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement until the lesser of (i) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the Participating Members set forth in such registration statement and (ii) 90 days; provided that Newco will, at least ten business days prior to filing a registration statement or prospectus or any amendment or supplement thereto, furnish to each Participating Member copies of such registration statement or prospectus (or amendment or supplement) as proposed to be filed (including, upon the request of any Participating Member, documents to be incorporated by reference therein) which documents will be subject to the reasonable review and comments of such Participating Member (and its attorneys) during such ten-business day period and Newco will not file any registration statement, any prospectus or any amendment or supplement thereto (or any such documents incorporated by reference) containing any statements with respect to such Participating Member to which such Participating Member shall reasonably object in writing;

             (b) furnish to each Participating Member and to any underwriter such number of conformed copies of such registration statement and of each such amendment and supplement thereto (in each case including all exhibits), the prospectus contained in such registration statement (including each preliminary prospectus and any summary prospectus) and any other prospectus filed under Rule 424 or Rule 430A under the Securities Act, in conformity with the requirements of the Securities Act, documents incorporated by reference in such registration statement, amendment, supplement or prospectus and such other documents (in each case including all exhibits), as a Participating Member or underwriter may reasonably request;

             (c) after the filing of the registration statement, promptly notify each Participating Member of the effectiveness thereof and of any stop order issued or threatened by the Commission and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered and promptly notify such Participating Member of such lifting or withdrawal of such order;

             (d) use its reasonable best efforts to register or qualify all shares held by the Participating Members and other securities covered by such registration statement under such other securities or blue sky laws of such jurisdictions as the Participating Members holding a majority of the shares to be included in such registration or the underwriter shall reasonably request, to keep such registration or qualification in effect for so long as such registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable the Participating Members to consummate the disposition in such jurisdictions of the securities owned by such Participating Members, except that Newco shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this Section 10.6(d) be obligated to be so qualified, to subject itself to taxation in any such jurisdiction or to consent to general service of process in any such jurisdiction;

             (e) use its reasonable best efforts to cause all shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the Participating Members to consummate the disposition of such shares;

             (f) furnish to each Participating Member and to each underwriter, if any, a signed counterpart of: (i) an opinion of counsel for Newco addressed to such Participating Member and underwriter on which opinion both the Participating Members and such underwriter are entitled to rely and (ii) a "comfort" letter signed by the independent public accountants who have certified Newco's financial statements included in such registration statement, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters, as the case may be, as the managing underwriter therefor reasonably request. Newco will use its commercially reasonable efforts to have such comfort letters addressed to each Participating Member;

             (g) immediately notify each Participating Member at any time when a prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and as promptly as practicable under the circumstances prepare and furnish to such Participating Member a reasonable number of copies of any supplement to or amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

             (h) make available for inspection by any Participating Member, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other professional retained by any such Participating Member or underwriter (collectively, the "Inspectors"), all financial and other records, pertinent corporate documents and properties of Newco (collectively, the "Records") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and shall cause Newco's officers, directors and employees to supply all information reasonably requested by any Inspectors in connection with such registration statement. Each such Participating Member agrees that information obtained by it as a result of such inspections shall be deemed confidential and shall not be disclosed or used by it as the basis for any market transactions in the securities of Newco or its Affiliates unless and until such information is made generally available to the public. Each such Participating Member further agrees that it will, upon learning that disclosure of such Records is sought in a court of competent jurisdiction, give notice to Newco and allow Newco, at its expense, to undertake appropriate action to prevent disclosure of the Records deemed confidential;

             (i) use its reasonable best efforts to list all shares covered by such registration statement on any securities exchange or quotation system on which any of Newco's shares are then listed or traded; and

             (j) otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement or such other document that shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder.

         Newco may require each Participating Member to promptly furnish to Newco, as a condition precedent to including such Participating Member's shares in the Offering, such written information regarding such Participating Member and the distribution of such securities as Newco may from time to time reasonably request in writing.

         Each Participating Member agrees that upon receipt of any notice from Newco of the happening of any event of the kind described in Section 10.6(g), such Participating Member will forthwith discontinue such Participating Member's disposition of shares pursuant to the registration statement relating to such shares until such Participating Member's receipt of the copies of the supplemented or amended prospectus contemplated by Section 10.6(g) and, if so directed by Newco, will deliver to Newco (at Newco's expense) all copies, other than permanent file copies, then in such Participating Member's possession, of the prospectus and any amendments or supplements thereto relating to such shares current at the time of receipt of such notice. In the event Newco shall give such notice, Newco shall extend the period during which the effectiveness of such registration statement shall be maintained by the number of days during the period from and including the date of the giving of notice pursuant to Section 10.6(g) to the date when Newco shall make available to the Participating Members a prospectus supplemented or amended to conform with the requirements of Section 10.6(g).

                                   ARTICLE 11
                                OTHER AGREEMENTS

         Section 11.1.     Exclusivity

             (a) AWS

         Neither AWS nor any Affiliates that it controls shall participate directly or indirectly in the Auction (including by providing debt or equity financing or other assistance to a bidder) except as a Member of the Company; provided, that AWS and its Affiliates may participate directly or indirectly in the Auction either individually or with others so long as a substantial majority of the amount that AWS has committed (or will commit) to deploy to purchase licenses in the Auction shall be committed to be deployed through the Company with the objective of CTC being able to invest $262,500,000; provided, that neither AWS nor its Affiliates shall be in violation of this covenant if under FCC Rules such entity is deemed to be an "applicant" or "bidder" in the Auction (as such terms are defined in Section 1.2105(c)(6)(i) of the FCC Rules) solely by reason of its equity ownership in, or the right to designate directors or officers (or individuals with similar functions) of, another participant in the Auction.

             (b) CTC

         Neither CTC nor any Affiliates that it controls shall participate directly or indirectly in the Auction (including by providing debt or equity financing or other assistance to a bidder) except as a Member of the Company. So long as they hold Interests and thereafter until they have certified to the other Members as to the return or destruction of any Confidential Information of the Company pursuant to Section 11.2, neither CTC nor any Affiliates that it controls shall (except as set forth on Schedule 2) directly or indirectly own FCC licenses to provide wireless voice or data telephony in the Restricted Territory, or "attributable interests" (as defined in any applicable FCC Rules) in such licenses, or otherwise compete with the Company in the Restricted Territory; provided, that (1) CTC and its Affiliates may, subject to the provisions of Section 11.2, participate in, and acquire licenses in, the FCC's auction of licenses in the 747-762 and 777-792 MHz band (Auction No. 31); (2) this provision shall not require CTC or its Affiliates to divest themselves of FCC licenses set forth on Schedule 2 or FCC licenses acquired in any geographic territory (outside the Company Territory) prior to the time that such territory becomes part of the AWS Territory; and (3) CTC and its Affiliates may own up to three percent of the equity securities of a public company or, if less, that number of shares which, combined with other rights granted to CTC or such Affiliate, do not give CTC or such Affiliate the right to designate a member of the board of directors of such company.

             (c) Cash Equity Investors

         The Cash Equity Investors shall not be subject to the provisions of this Section 11.1.

         Section 11.2.     Confidentiality

             (a) Non-Disclosure

         Each party agrees that it will, and will cause each of its Affiliates, and each of its and their respective partners, members, managers, shareholders, directors, officers, employees and agents (collectively, "Agents") to use its best efforts to maintain the confidentiality of all non-public information disclosed to it by the other party or the definitive agreements contemplated herein or through its interest in the Company or the operation of its business or the use or ownership of its assets, by limiting internal disclosure of any such information to those who have an actual need to know such information in connection with the Auction or the transactions contemplated hereby, and will not, without the prior written consent of the disclosing party, use such information other than in connection with the transactions contemplated herein, provided, however, that the confidentiality obligations in this paragraph do not apply to information that (i) was or becomes available to the public through no action by the receiving party or (ii) was or becomes available to such receiving party on a non-confidential basis.

             (b) Exceptions

         Notwithstanding paragraph (a) above, any party may disclose the existence and terms of this Agreement and the transactions contemplated hereby
(i) to federal and state regulatory agencies in connection with applications for approval of such transactions (or, in the case of any regulated Affiliate of a Member, in connection with audits by the applicable regulatory authorities),
(ii) to financial institutions in connection with financings of the transactions contemplated hereby and (iii) if counsel for any party advises that a press release or public disclosure is required by law or the applicable rules of any stock exchange, then the parties shall use their best efforts to cause a mutually acceptable press release to be issued, and in all events the party required to make such disclosure will be free to do so; provided in each case that confidential treatment is requested from any such person to whom such information is disclosed and the other parties hereto are notified contemporaneously of such disclosure; provided, further, that the parties acknowledge that the Bidding Protocol constitutes valuable trade secrets of the Company and is extremely sensitive and confidential, and will not be disclosed by the parties unless disclosure is compelled by regulatory or other legal process and then only upon adequate prior notice to the other party, which party shall have an opportunity to seek an appropriate protective order, and such disclosure will be made only to the extent necessary to comply with the requirements of the regulatory or legal process under which it is so compelled.

             (c) Damages

         If AWS or CTC violates the provisions of this Section 11.2 in a manner that has a material adverse effect on the transactions contemplated by this Agreement, then AWS or CTC, as the case may be, shall be liable to the other for $2,000,000 in liquidated damages.


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
         Section 11.3.     Arbitration

             (a) Arbitration

         Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within 10 days of their appointment. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The place of arbitration shall be San Francisco, California or such other place (outside the States of Alaska and Washington) as the parties may agree. The arbitrators shall be knowledgeable in the wireless telecommunications industry and public auctions of FCC licenses.

             (b) Interim Relief

         Either party may apply to the arbitrators seeking injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either party also may, without waiving any remedy under this agreement, seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal's determination of the merits of the controversy).

             (c) Discovery

         Consistent with the expedited nature of arbitration, each party will, upon the written request of the other party, promptly provide the other with copies of documents relevant to the issues raised by any claim or counterclaim on which the producing party may rely in support of or in opposition to any claim or defense. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive. All discovery shall be completed within 45 days following the appointment of the arbitrators.

             (d) Depositions

         At the request of a party, the arbitrators shall have the discretion to order examination by deposition of witnesses to the extent the arbitrators deems such additional discovery relevant and appropriate. Depositions shall be limited to a maximum of three per party and shall be held within 20 days of the making of a request. Each deposition shall be limited to a maximum of four hours duration. All objections are reserved for the arbitration hearing except for objections based on privilege and proprietary or Confidential Information.

             (e) Award

         The award shall be made within 90 days of the filing of the notice of intention to arbitrate, and the arbitrators shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the parties and the arbitrators if necessary.

                                   ARTICLE 12
                          REPRESENTATIONS AND COVENANTS

         Section 12.1.     Representations of the Members

         Each of the Members represents and warrants as follows:

             (a) It is a corporation or limited liability company, as the case may be, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted.

             (b) It has the requisite power and authority to execute, deliver and perform this Agreement and the Related Agreements to which it is a party and each other instrument, document, certificate and agreement required or contemplated to be executed, delivered and performed by it hereunder.

             (c) It is duly qualified to do business in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary.

             (d) Its execution and delivery of this Agreement and the Related Agreements to which it is a party and its consummation of the transactions contemplated hereunder and thereunder have been duly and validly authorized by its Board of Directors (or equivalent body) and no other proceedings on its part which have not been taken are necessary to authorize this Agreement or such Related Agreements or to consummate such transactions.

             (e) This Agreement and the Related Agreements to which it is a party have each been duly executed and delivered by it and constitute its valid and binding obligations, enforceable against it in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally.

             (f) Neither its execution, delivery and performance of this Agreement, nor its consummation of the transactions contemplated hereunder or under the Related Agreements to which it is a party, will (i) conflict with, or result in a breach or violation of, any provision of its constituent documents;
(ii) constitute, with or without the giving of notice or passage of time or both, a breach, violation or default, create a Lien, or give rise to any right of termination, modification, cancellation, prepayment or acceleration, under
(A) any law or license or (B) any note, bond, mortgage, indenture, lease, agreement or other instrument, in each case which is applicable to or binding upon it or any of its assets; or (iii) require any consent which has not already been obtained.

             (g) There is no (i) action, claim, proceeding, investigation or controversy pending or, to its knowledge, threatened against it or any of its properties or assets, or (ii) judgment, order, award or consent decree outstanding against or affecting it, in either event that could have an adverse effect on its ability to consummate the transactions contemplated under this Agreement or to fulfill its obligations hereunder.

             (h) It has, and will have on each date it is required to make a capital contribution under this Agreement, cash available to it in an amount sufficient to fully fund such capital contribution.

             (i) Neither it nor any of its attributable interest holders are "former defaulters" as defined in the Public Notice.

         Section 12.2.     Covenants of the Members

             (a) Each Member shall at all times (i) observe all corporate or limited liability company formalities, as the case may be, including the maintenance of current minute books, (ii) maintain, separate from any other Person, its own separate and distinct books of account, bank accounts and corporate or limited liability company records, (iii) maintain separate financial statements and cause its financial statements to be prepared and maintained in accordance with GAAP in a manner that indicates the separate existence of such Member and its assets and liabilities, (iv) pay all its liabilities out of its own funds (including the salaries of its own employees),
(v) maintain and use its own separate stationary, invoices and checks, (vi) in all dealings with the public or third parties identify itself and conduct its own business under its own name as a separate and distinct legal entity rather than as a division of its parent, (vii) maintain an arm's-length relationship with its Affiliates and (viii) independently make decisions with respect to its business and daily operations.

             (b) No Member shall (i) pledge its assets for the benefit of any other Person, (ii) commingle its assets with those of any other Person, (iii) assume or guarantee the liabilities or obligations of any other Person or otherwise hold out its credit as being available or able to satisfy the Indebtedness, liabilities or obligations of any other Person, (iv) acquire obligations or securities of, or make loans or advances to, any of its Affiliates, (v) permit there to be a complete identity of its managers and officers with the managers and officers of any of its Affiliates, (vi) incur any indebtedness, liabilities or obligations relating to the operation of its business or (vii) engage in any business activities other than holding and managing its Interests.

             (c) Each Member will (i) take all actions necessary for the Company to timely apply and qualify to participate as a bidder in the Auction; (ii) timely furnish, and will cause its Affiliates to timely furnish, such information as may be required to be provided, under FCC Rules, in or in connection with the Company's short-form application to participate in the Auction and post-Auction long-form application and associated filings; (iii) not participate, and will cause Affiliates that it controls (i.e., Affiliates that AWS controls in the case of AWS Sub and Affiliates that CTC controls in the case of CTC) to refrain from participating, directly or indirectly, in the Auction or in or in connection with any other actual or potential bidder in the Auction, to the extent such action would disqualify, restrict or limit the Company from participating fully in the Auction or otherwise would violate any applicable FCC Rule; (iv) for the purposes of fulfilling its intention to comply fully with the FCC's prohibition of collusion, adopt and implement "Chinese Wall" and other similar precautionary measures to ensure that, except as permitted under FCC Rules, (A) no information concerning the substance of any Company bid or bidding strategy is disclosed to another applicant (as those terms are defined in Section 1.2105(c) of the FCC's Rules) during the time in which the prohibition of collusion is in effect for the Auction and (B) neither the Company nor any member of the Auction Committee, during the time in which the prohibition of collusion is in effect for the Auction, has access to information that is learned by any Member in the conduct of its routine business, that could indirectly reveal the bids or bidding strategy of another applicant.

         Section 12.3. Representations and Covenants of Members Other Than AWS

             (a) Each of CTC and the Additional Members hereby represents and covenants as to itself that:

                  (i) on the date the Company files its long form application for licenses won in the Auction and for so long thereafter as may be required under FCC Rules, except as set forth on Schedule 2, neither it nor its members (and, in the case of CTC, the Alaska Native Corporations and any Affiliates that they control) will have an attributable interest (as defined in the relevant FCC Rules) in a license for Commercial Mobile Radio Services ("CMRS") spectrum that would cause (A) the Company to be unable to be the licensee of the full amount of CMRS spectrum allowed under the FCC Rules or would render the Company ineligible in any other respect to hold any of the licenses won in the Auction or (B) AWS or any of its Affiliates to be unable to be the licensee of any license for CMRS held by AWS or any of its Affiliates on the date the Company files its long form application and in each case such Member agrees that if it or any of its members does have such an attributable interest, it shall promptly take steps, consistent with the FCC Rules, to enable (x) the Company to hold any of the licenses won in the Auction and (y) AWS or its Affiliates to hold any license for CMRS held on the date the Company files its long form application); and

                  (ii) for so long as may be required under FCC Rules, it would qualify as an "entrepreneur" and a "very small business" under the terms of FCC Rules in effect on the Initial Application Date, including but not limited to Sections 1.2110(b)(1), 24.709(a), and 24.720(b) of the FCC Rules, as those rules are clarified in the FCC's Public Notice, DA 00-2038, dated September 6, 2000, and Public Notice, DA 00-2259, dated October 5, 2000, if CTC itself were the applicant or the licensee, as the case may be.

             (b) CTC shall not permit the amendment, modification or waiver of any provision of its certificate of formation or limited liability company agreement, nor shall CTC enter into any agreement, arrangement or understanding with any Person, that could reasonably be expected to (i) result in a breach or default of any representation or covenant of CTC contained in this Agreement or
(ii) have an adverse effect on the interest of AWS Sub in the Company or the rights and benefits of AWS Sub or AWS under this Agreement.

         Section 12.4.     Termination by AWS

             (a) AWS may terminate this Agreement if CTC (i) is not in compliance with the representation set forth in Section 12.3(a)(i) or (ii) fails to qualify as of the Initial Application Date as required under Section 12.3(a)(ii), unless CTC remedies such non-compliance or failure in time for the Company to participate in the Auction in accordance with this Agreement and CTC compensates AWS or the Company, as the case may be, for any adverse consequences resulting therefrom.

             (b) If CTC fails to qualify as of the Initial Application Date as required under Section 12.3(a)(ii), and such failure has not resulted from a change in applicable FCC Rules (including the promulgation of an order or similar action by the FCC), and AWS terminates this Agreement, then CTC agrees that it shall pay AWS on demand the sum of $50,000,000 (together with interest thereon at 18% per annum from the time of demand until paid) as liquidated damages. Upon any such termination of this Agreement, the Company (or, in the event the Company does not have adequate capital, AWS) shall refund the capital contributions of CTC and the Additional Members in redemption of their respective Interests; provided, that if AWS makes a demand for liquidated damages under this paragraph (b), the Company will deposit in escrow $50,000,000 of the capital contributions made by CTC (or, if less, the total amount of capital contributions made by CTC). If CTC disputes such demand within ten days thereof, the dispute will be resolved in accordance with Section 11.3, and the Company will disburse the escrowed funds as instructed by the arbitrators; if CTC does not dispute such demand within such ten-day period, the Company will disburse the escrowed funds to AWS on the next business day thereafter. Such liquidated damages shall be the sole and exclusive remedy of AWS and AWS Sub for such failure.

             (c) If CTC's failure to so qualify results from a change in applicable FCC Rules (including the promulgation of an order or similar action by the FCC), then the parties shall promptly take reasonable steps to enable CTC to so qualify, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved.

                                   ARTICLE 13
                         EXCULPATION AND INDEMNIFICATION

         Section 13.1.     No Personal Liability

             (a) Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Indemnified Person (as defined in paragraph (b) below) shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being an Indemnified Person.

             (b) No Member or its Affiliates, or any of their respective shareholders, directors, officers, employees, agents, members, managers, or partners (each, an "Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Company or to any other Indemnified Person for any act or omission performed or omitted by an Indemnified Person in connection with the transactions contemplated hereby, whether for mistake of judgment or negligence or other action or inaction, unless such action or omission constitutes willful misconduct, gross negligence or bad faith. Each Indemnified Person may consult with counsel, accountants and other experts in respect of the affairs of the Company and such Indemnified Person shall be fully protected and justified in any action or inaction which is taken in good faith


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
in accordance with the advice or opinion of such counsel, accountants or other experts, provided that they shall have been selected with reasonable care.

         Section 13.2.     Indemnification by Company

         To the maximum extent permitted by applicable law, the Company shall protect, indemnify, defend and hold harmless each Indemnified Person for any acts or omissions performed or omitted by an Indemnified Person (in its capacity as such) unless such action or omission constituted willful misconduct, gross negligence or bad faith. The indemnification authorized under this Section shall include payment on demand (with appropriate evidence of the amounts claimed) of reasonable attorneys' fees and other expenses incurred in connection with, or in settlement of, any legal proceedings between the Indemnified Person and a third party and the removal of any Liens affecting any property of the Indemnified Person. Such indemnification rights shall be in addition to any and all rights, remedies and recourse to which any Indemnified Person shall be entitled, whether or not pursuant to the provisions of this Agreement, at law or in equity. The indemnities provided for in this Section 13.2 shall be recoverable only from the assets of the Company, and there shall be no recourse to any Member or other Person for the payment of such indemnities.

         Section 13.3.     Notice and Defense of Claims

             (a) Notice of Claim. If any action, claim or proceeding ("Claim") shall be brought or asserted against any Indemnified Person in respect of which indemnity may be sought from the Company under Section 13.2, the Indemnified Person shall give prompt written notice of such Claim to the Company, which may assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Person and the payment of all of such counsel's fees and expenses; provided that any delay or failure to so notify the Company shall relieve the Company of its obligations hereunder only to the extent, if at all, that it is prejudiced by reason of such delay or failure. Any such notice shall refer to Section 13.2 and describe in reasonable detail the facts and circumstances of the Claim being asserted.

             (b) Defense by the Company. In the event that the Company undertakes the defense of the Claim, the Company will keep the Indemnified Person advised as to all material developments in connection with any Claim, including, but not limited to, promptly furnishing the Indemnified Person with copies of all material documents filed or served in connection therewith. The Indemnified Person shall have the right to employ one separate firm per jurisdiction with respect to any of the foregoing Claims and to participate in the defense thereof, but the fees and expenses of such firm shall be at the expense of the Indemnified Person unless both the Indemnified Person and the Company are named as parties and representation by the same counsel is inappropriate due to actual differing interests between them; provided that under no circumstances shall the Company be liable for the fees and expenses of more than one law firm per jurisdiction in any of the foregoing Claims for the Indemnified Persons, taken collectively and not separately. The Company may, without the Indemnified Person's consent, settle or compromise any Claim or consent to the entry of any judgment if such settlement, compromise or judgment involves only the payment of money damages by the Company (which payment is made or adequately provided for at the time of such settlement, compromise or judgment) or provides for the unconditional release by the claimant or plaintiff of the

Indemnified Person and its Affiliates from all liability in respect of such Claim and does not impose injunctive relief against any of them. The Indemnified Person shall provide reasonable assistance to the Company in the defense of the Claim. As between the Company, on the one hand, and the Indemnified Persons, on the other hand, any matter that is not agreed to unanimously by the Indemnified Persons shall be determined by the Indemnified Person that is a party to this Agreement.

             (c) Defense by the Indemnified Person. In the event that the Company, within 20 business days after receiving written notice of any such Claim, fails to assume the defense thereof, the Indemnified Person shall have the right, subject to the right of the Company thereafter to assume such defense pursuant to the provisions of this ARTICLE 13, to undertake the defense, compromise or settlement of such Claim for the account of the Company.

             (d) Advancement of Expenses. Unless the Indemnifying Party shall have assumed the defense of any Claim pursuant to paragraph (b) above, the Company shall advance to the Indemnified Person any of its reasonable attorneys' fees and other costs and expenses incurred in connection with the defense of any such Claim. Each Indemnified Person shall agree in writing prior to any such advancement, that in the event he or it receives any such advance, such Indemnified Person shall reimburse the Company for such fees, costs, and expenses to the extent that it shall be determined that he or it was not entitled to indemnification under this ARTICLE 13.

             (e) Contribution. Notwithstanding any of the foregoing to the contrary, the provisions of this ARTICLE 13 shall not be construed so as to provide for the indemnification of any Indemnified Person for any liability to the extent (but only to the extent) that such indemnification would be in violation of applicable law or to the extent such liability may not be waived, modified, or limited under applicable law, but shall be construed so as to effectuate the provisions of this ARTICLE 13 to the fullest extent permitted by law; provided, that if and to the extent that the Company's indemnification obligation under this ARTICLE 13 is unenforceable for any reason, the Company hereby agrees to make the maximum contribution permissible under applicable law to the payment and satisfaction of the losses of the Indemnified Person, except to the extent such losses are found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the Indemnified Person's gross negligence or willful misconduct.

                                   ARTICLE 14
                           DISSOLUTION AND TERMINATION

         Section 14.1.     No Withdrawal

         Except as expressly provided in this Agreement or as otherwise provided by law, (a) no Member shall have the right, and each Member hereby agrees not, to dissolve, terminate or liquidate the Company, or to resign or withdraw as a Member and (b) CTC shall have no right, and CTC hereby agrees not to, resign or withdraw as the Manager.


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
         Section 14.2.     Dissolution

         The Company shall be dissolved upon the written determination of the Manager to dissolve the Company, if approved by AWS Sub as provided in Section 5.3, but only on the effective date of dissolution specified by the Manager in such determination.

         Section 14.3.     Procedures Upon Dissolution

             (a) General. In the event the Company dissolves it shall commence winding up pursuant to the appropriate provisions of the Act and the procedures set forth in this Section 14.3. Notwithstanding the dissolution of the Company, until the winding up of the Company's affairs is completed, the business of the Company and the affairs of the Members, as such, shall continue to be governed by this Agreement.

             (b) Control of Winding Up. The winding up of the Company shall be conducted under the direction of the Manager or such other Person as may be designated by a court of competent jurisdiction (herein sometimes referred to as the "Liquidator"); provided that any Member whose breach of this Agreement shall have caused the dissolution of the Company (and the representatives appointed by such Member) shall not participate in the control of the winding up of the Company; and provided further, that if the dissolution is caused by entry of a decree of judicial dissolution, the winding up shall be carried out in accordance with such decree.

             (c) Manner of Winding Up. The Company shall engage in no further business following dissolution other than that necessary for the orderly winding up of business and distribution of assets. The Company's maintenance of offices shall not be deemed a continuation of business for purposes of this Section
14.3. Upon dissolution of the Company, the Liquidator shall, subject to paragraph (a) above, first attempt to distribute assets in kind if it can obtain the consent of each of the Members and, to the extent necessary, the creditors of the Company. If such consent is not obtained, the Liquidator shall sell the Company or all the Company's property in such manner and on such terms as it deems fit, consistent with its fiduciary responsibility and having due regard to the activity and condition of the relevant market and general financial and economic conditions. Each Member shall share Profits, Losses and other items after the dissolution of the Company and during the period of winding up in the same manner as described in ARTICLE 4.

             (d) Application of Assets. Upon dissolution of the Company, the Company's assets (which shall, after the sale or sales referenced in paragraph
(c) above, consist of the proceeds thereof) shall be applied as follows:

                  (i) Creditors. To creditors, including Members who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the reasonable provision for the payment thereof). Any reserves set up by the Liquidator may be paid over by the Liquidator to an escrow agent or trustee, to be held in escrow or trust for the purpose of paying any such contingent or unforeseen liabilities or obligations, and, at the expiration of such period as the Liquidator may deem advisable, such reserves shall be distributed to the Members or their assigns in the manner set forth in paragraph (ii) below.

                  (ii) Members. By the end of the taxable year in which the liquidation occurs (or, if later, within 90 days after the date of such liquidation), to the Members in proportion to the positive balances of their respective Capital Accounts, as determined after taking into account all Capital Account adjustments for the taxable year during which the liquidation occurs (other than those made pursuant to this paragraph).

         Section 14.4.     Deficit Capital Accounts

         If the Company is "liquidated" within the meaning of Treasury Reg.
Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this
ARTICLE 14 to the Members who have positive Capital Accounts in compliance with Treasury Reg. Section 1.704-1(b)(2)(ii)(b)(2), and (b) if AWS Sub has a deficit balance in its Capital Account (after giving effect to all contributions, distributions, and allocations for all years, including the year during which such liquidation occurs), AWS Sub shall contribute to the capital of the Company the amount necessary to restore such deficit balance to zero. Notwithstanding the foregoing, AWS Sub shall not be obligated to contribute an amount in excess of 95% of the capital contributed by the Members other than AWS Sub.

         Section 14.5.     Termination

         Upon completion of the winding up of the Company and the distribution of all Company assets, the Company's affairs shall terminate and the Members shall cause to be executed and filed any and all documents required by the Act to effect the termination of the Company.

                                   ARTICLE 15
                                  MISCELLANEOUS

         Section 15.1.     Entire Agreement

         This Agreement and the Related Agreements, together with any schedules and exhibits hereto and thereto, contain the entire agreement and understanding of the Members relating to the subject matter hereof and supersede all prior negotiations, proposals, offers, agreements (including the Formation Agreement, dated as of November 3, 2000, as amended and restated as of November 22, 2000, among CTC, AWS and AWS Sub) and understandings (written or oral) relating to such subject matter.

         Section 15.2.     Amendment; Waiver

         Neither this Agreement nor any provision hereof may be amended or modified except in a writing signed by CTC and AWS Sub; provided, that this Agreement may not be amended or modified in a manner that would have a material adverse effect on the economic benefits of any Additional Member hereunder without the prior written consent of such Member. No failure or delay of any Member in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce any such right or power, preclude any other further exercise thereof or the exercise of any other right or power. No waiver by any Member of any departure by any other Member from any provision of this Agreement shall be effective unless the same shall be in a writing signed by the Member against which enforcement of such waiver or consent is sought, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice or similar communication by any Member to another shall entitle such other Member to any other or further notice or similar communication in similar or other circumstances, except as specifically provided herein.

         Section 15.3.     Successors and Assigns

         This Agreement may not be assigned without the prior written consent of all the parties hereto and any assignment without such prior written consent shall be null and void and without force or effect; provided, that AWS Sub may assign its Interests and this Agreement in whole or in part to (i) any direct or indirect wholly owned Subsidiary of AWS or AT&T Corp. (it being understood and agreed that no such assignment shall relieve AWS of its liability and obligations with respect to the Put or any other financial obligation of AWS hereunder) and (ii) a Person designated by AWS, provided, that the admission of such Person shall be subject to the prior approval of CTC, not to be unreasonably withheld, and shall not materially impair the transactions contemplated hereby. In the event of an assignment by AWS Sub to a Person as contemplated by clause (ii) above, the rights and responsibilities of AWS and AWS Sub hereunder will be allocated to such Person as appropriate, subject to the prior approval, not to be unreasonably withheld, of CTC (it being understood and agreed that, unless otherwise agreed by CTC, no such assignment shall relieve AWS of its liability and obligations with respect to the Put or any other financial obligation of AWS hereunder). The parties further agree that after the Auction, the Manager may, after consultation with the Management Company, and subject to FCC Rules, exchange one or more of the Company's licenses for licenses held or other assets owned by third parties, in which event the provisions of this Agreement and the definitive agreements contemplated hereby that pertain to such licenses shall be modified by the parties as appropriate.

         Section 15.4.     No Third Party Beneficiaries

         This Agreement is entered into solely for the benefit of the Members and no Person other than the Members, their respective successors and permitted assigns, their Affiliates to the extent expressly provided herein, and (to the extent provided in ARTICLE 13) the Persons entitled to indemnification pursuant to ARTICLE 13, may exercise any right or enforce any obligation hereunder.

         Section 15.5.     Disposition of Interests

         Upon the sale or other disposition by a Person of all its Interests in the Company, following which such Person and Affiliate thereof is no longer a Member of the Company, this Agreement shall terminate as to such Member and its Affiliates except as provided in Section 15.6.

         Section 15.6.     Survival of Rights and Duties

         Termination of this Agreement for any reason, and any Member ceasing to be a Member or a party to this Agreement for any reason, shall not relieve any Member of any liability which at the time of termination or cessation has already accrued to such Member or which thereafter may accrue in respect of any act or omission prior to such termination or cessation, nor shall any


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such termination or cessation affect in any way the Related Agreements or the survival of any right, duty or obligation of any Member which is expressly stated elsewhere in this Agreement to survive termination or cessation hereof. The provisions of Section 2.2(d), Section 11.2, Section 11.3, Section 12.4(b),
ARTICLE 13, ARTICLE 14 and ARTICLE 15 shall survive any termination of this Agreement and any Member ceasing to be a Member or a party to this Agreement for any reason.

         Section 15.7.     Governing Law

         This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflicts of law.

         Section 15.8.     Specific Performance

         The Members acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any Member may, in its sole discretion, in an arbitration or a court of competent jurisdiction, to the extent permitted hereunder, apply for specific performance or injunctive or other relief as such arbitration or court may deem just and proper in order to enforce this Agreement or to prevent violation hereof and, to the extent permitted by applicable law, each Member waives any objection to the imposition of such relief.

         Section 15.9.     Remedies Cumulative

         All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall, unless otherwise specifically provided herein, be cumulative and not alternative, and the exercise or beginning of the exercise of any right, power or remedy thereof by a Member shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Member.

         Section 15.10.    Further Assurances

         Each Member will execute and deliver such further documents and take such further actions as any other Member may reasonably request consistent with the provisions hereof in order to effect the intent and purposes of this Agreement.

         Section 15.11.    Expenses

         The Company shall pay directly, or shall reimburse the Members for, the costs and expenses the Members incur for the benefit of the Company in connection with the Company's participation in the Auction (e.g., the cost of bidding facilities and related computer hardware and software). In addition, at the closing of the acquisition of licenses won in the Auction, the Company shall reimburse CTC and AWS Sub for costs and expenses associated with the transactions contemplated by this Agreement that are incurred by them at or prior to such closing, as follows: (i) to CTC, up to $12 million and (ii) to AWS Sub, up to $7 million, provided that the Company shall be obligated to pay the amounts referred to in this Section 15.11 only at or after such closing.


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
         Section 15.12.    Notices

         All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given or made (i) upon delivery if delivered personally (by courier service or otherwise) or (ii) upon confirmation of dispatch if sent by facsimile transmission (which confirmation shall be sufficient if shown on the journal produced by the facsimile machine used for such transmission), and all legal process with regard hereto shall be validly served when served in accordance with applicable law, in each case to the applicable addresses set forth below (or such other address as the recipient may specify in accordance with this Section):

                  If to CTC, to:

                           c/o ASRC Wireless Services, Inc.
                           301 Arctic Slope Avenue, Suite 300
                           Anchorage, AK 99518-3035
                           Attention: Conrad N. Bagne
                           Fax: (907) 349-5476

                  with a copy to:

                           Kirkland & Ellis
                           Citicorp Center
                           153 East 53rd Street
                           New York, NY 10022
                           Attention:  Michael A. Brosse
                           Fax: (212) 446-4900

                  If to AWS Sub, to:

                           c/o AT&T Wireless Services, Inc.
                           7277 164th Avenue, NE
                           Redmond, WA 98052
                           Attention: William W. Hague
                           Fax: (425) 580-8405

                  with a copy to:

                           Friedman Kaplan Seiler & Adelman LLP
                           875 Third Avenue
                           New York, NY  10022
                           Attention:  Matthew S. Haiken
                           Fax: (212) 355-6401

                  If to Edge, to:

                           600 S.W. Columbia, Suite 3210
                           Bend, Oregon 97702


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
                           Attention: Wayne M. Perry
                           Fax: (541) 330-9558

                  with a copy to:

                           Andrew Quartner
                           6921 Mountain Gate Drive
                           Bethesda, Maryland 20817
                           Fax:  (301) 365-9655

                  If to any other Member, to the address of such Person for notices set forth in the records of the Company.

         Section 15.13.    Severability

         Subject to Section 15.14, if any term of this Agreement or the application thereof to any Member or any circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other Members or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law, so long as the economic and legal substance of this Agreement and the actions contemplated hereby is not affected in any manner adverse to any Member.

         Section 15.14.    Reformation

             (a) If the FCC should (i) change any FCC Rule in a manner that would adversely affect the enforceability of this Agreement, (ii) directly or indirectly reject or take action to challenge the enforceability of this Agreement or (iii) take any other steps whatsoever, on its own initiative or by petition from another person, to challenge or deny the transactions contemplated hereby, then the parties shall promptly consult with each other and negotiate in good faith to reform and amend this Agreement so as to eliminate or amend to make unobjectionable any portion that is the subject of any FCC action, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved. Neither party shall take any action that is reasonably likely to contribute to such FCC action.

             (b) If the parties are unable to agree, within ten days after they begin to consult with each other, on the terms of any reformation of this Agreement, either party may submit the dispute to arbitration pursuant to
Section 11.3, provided, that each party shall prepare a form of amendment to this Agreement, and the arbitrators shall be instructed to resolve the dispute within five days (and without discovery) by selecting the form of amendment, without modification, that they determine is most consistent with the intent of the parties as expressed herein, and is consistent with applicable FCC Rules; provided, that the negotiation pursuant to clause (i) above and the arbitration pursuant to this clause (ii) shall in all events be conducted within any deadlines imposed by the FCC.

             (c) If the FCC should determine that a portion of this Agreement, after having been reformed pursuant to paragraph (a) or (b) above, continues to violate FCC Rules, then such provisions shall be null and void and the remainder of this Agreement shall continue in full force and effect, provided, that the relative economic and other rights and benefits expected to be derived by the parties hereunder are preserved.

         Section 15.15.    Independent Contractors

         The Members are independent contractors, and this Agreement does not create a partnership or agency relationship between the Members, or any other relationship between the Members except as expressly set forth herein. No Member shall have any right or authority to assume, create or incur any liability or obligation, express or implied, in the name or on behalf of any other Member.

         Section 15.16.    No Right to Partition

         No Member shall have the right to bring an action for partition against the Company. Each of the Members hereby irrevocably waives any and all rights which it may have to maintain an action to partition Company property or to compel any sale or transfer thereof.

         Section 15.17.    Waiver of Immunity

         To the extent that CTC or its members (or their respective affiliates) may now or hereafter be entitled to any immunity (including, but not limited to, sovereign immunity) from jurisdiction of any court or other tribunal (including, but not limited to, the American Arbitration Association) or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its rights or other assets, CTC hereby waives, on behalf of itself and its members (and their respective affiliates), and agrees not to plead or claim, such immunity in respect of its obligations under this Agreement, or any other agreement, document or instrument executed and delivered in connection herewith, and, without limiting the generality of the foregoing, agrees that the waivers set forth in this paragraph shall have the fullest possible scope and are intended to be irrevocable.

         Section 15.18.    Construction

         Each of the parties hereto acknowledges that it has reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments hereto. The captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the context may require. Unless otherwise specified, (a) the terms "hereof," "herein" and similar terms refer to this Agreement as a whole, (b) references herein to Articles or Sections refer to articles or sections of this Agreement and (c) the word "including" connotes the words "including without limitation" unless the context requires otherwise.

         Section 15.19.    Counterparts

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

         Section 15.20.    Headings

         All section headings and the recitals herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                                                        [SIGNATURE PAGE FOLLOWS]


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
         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                  MEMBERS:

                                  AT&T WIRELESS PCS INTERESTS, LLC

                                  By AT&T WIRELESS SERVICES, INC.
                                        Its Manager


                                  By: /s/ Robert Stokes Jr.
                                      ______________________________
                                      Name: Robert Stokes Jr.
                                      Title: Vice President


                                  COUNCIL TREE ALASKA NATIVE WIRELESS, L.L.C.

                                  By ASRC WIRELESS SERVICES, INC.,
                                        Its Managing Member


                                  By: /s/ Conrad Bague
                                      ______________________________
                                      Name: Conrad Bague
                                      Title: President


                                  COMPANY:

                                  ALASKA NATIVE WIRELESS, L.L.C.

                                  By COUNCIL TREE ALASKA NATIVE WIRELESS, L.L.C.
                                        Its Manager

                                  By ASRC WIRELESS SERVICES, INC.,
                                        Its Managing Member


                                  By: /s/ Conrad Bague
                                      ______________________________
                                      Name: Conrad Bague
                                      Title: President

                                        AT&T WIRELESS SERVICES, INC.


                                        By: /s/ Robert Stokes Jr.
                                            ______________________________
                                            Name: Robert Stokes Jr.
                                            Title: Vice President


                                        EDGE WIRELESS VENTURES, LLC


                                        By: /s/ Wayne M. Perry
                                            ______________________________
                                            Name: Wayne M. Perry
                                            Title: CEO